Subject to Completion, Dated November 19, 2013
Preliminary Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated September 19, 2012)	Registration Statement No. 333-183316

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the Securities has been declared effective by the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                                Shares

Ordinary Shares

This is a public offering of ordinary shares of Ceragon Networks Ltd.  We are offering        ordinary shares in this offering.

Our ordinary shares are listed on the Nasdaq Global Select Market and on the Tel Aviv Stock Exchange in Israel under the symbol “CRNT.” On November 18, 2013, the last reported sale price of our ordinary shares on the Nasdaq Global Select Market was $2.97 per share and on November 18, 2013, the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 10.50 (approximately $2.98) per share.

 You should carefully read this prospectus supplement and the accompanying prospectus (including all of the information incorporated by reference therein) before you invest. Investing in our ordinary shares involves a high degree of risk. Before buying any ordinary shares, you should read the discussion of material risks of investing in our ordinary shares in the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement, beginning on page 2 of the accompanying prospectus and in the documents incorporated by reference.

None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

		Per Ordinary Share		Total
Public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Proceeds to us (before expenses)	$		$

(1) See “Underwriting”.

We estimate the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $            .  We have also granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to      ordinary shares at the public offering price per share, less the underwriting discounts and commissions, to cover over-allotments, if any.

Delivery of the shares is expected to be made on or about November     ,2013, by electronic delivery via the Depository Trust Company, subject to customary closing conditions.  The underwriters are offering the ordinary shares as set forth under “Underwriting.”

Lead Book-Running Manager Needham & Company	Co-Book Runner Oppenheimer & Co.

The date of this prospectus supplement is November      , 2013.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement (No. 333-183316) that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under the registration statement, we registered the offering by us of up to $150,000,000 of ordinary shares, rights, warrants, debt securities and units for sale from time to time in one or more offerings.  This prospectus supplement provides specific information about the offering by us of              of our ordinary shares under the shelf registration statement, in addition to information concerning the over-allotment option granted by us.  This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus or the documents incorporated herein by reference, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, or contained in any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation.  You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document.  Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement.  Our business, financial condition, results of operations and prospects may have changed since that date.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading, “Where You Can Find More Information; Incorporation of Certain Documents by Reference,” on page S-44 of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes material information that appears later or is incorporated by reference in this prospectus supplement and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus supplement. This summary may not contain all of the information that you should consider before investing in our securities, You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Risk Factors” beginning on page S-7 of this prospectus supplement, beginning on page 2 of the accompanying prospectus and in the documents incorporated by reference, for a discussion of the risks involved in investing in our securities.

Unless the context requires otherwise, when used in this prospectus supplement, references to the terms “Ceragon,” “the Company,” “we,” “us,” “our” and similar terms, refer to Ceragon Networks Ltd. and its wholly owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. Dollars. Except where we or the context otherwise indicate, the information presented in this prospectus assumes that the underwriters will not exercise their over-allotment option.

Overview

We are the #1 high-capacity wireless hauling specialist, in terms of unit shipments and global distribution of our business.  We provide wireless hauling solutions that enable cellular operators and other wireless service providers to deliver voice and data services, enabling smart-phone applications such as Internet browsing, social networking applications, image sharing, music and video applications.  Our wireless backhaul solutions use microwave technology to transfer large amounts of telecommunication traffic between base stations and small-cells and the core of the service provider’s network.  We also provide fronthaul solutions that use microwave technology for ultra-high speed, ultra-low latency communication between LTE/LTE-Advanced base stations and remote radio heads. The term fronthaul refers to new technologies that allow transport between a remote radio unit and a baseband unit in front of the base station, with a controlling macro base station.  We are also a member of industry consortiums of companies which attempt to better define future technologies in the market, such as Open Networking Foundation (ONF), Next Generation Mobile Network Alliance (NGMN), Metro Ethernet Forum (MEF), European Telecommunications Standards Institute (ETSI) and others.

In addition to providing our solutions, we also offer our customers a comprehensive set of turn-key services including: advanced network and radio planning, site survey, solutions development, installation, maintenance, training and more. Our services include utilization of powerful project management tools in order to streamline deployments of complex wireless networks, thereby reducing time and costs associated with network set-up, and allowing faster time to revenue.  Our experienced teams can deploy hundreds of “links” every week, and our turn-key project track record includes hundreds of thousands of links already installed and in operation with a variety of industry leading operators.

Designed for all Internet Protocol (IP) network configurations, including risk-free migration from legacy to next-generation backhaul and fronthaul networks, our solutions provide fiber-like connectivity for  next generation Ethernet/Internet Protocol, or IP-based, networks; for legacy circuit-switched, or SONET/SDH, networks and for hybrid networks that combine IP and circuit-switching. Our solutions support all wireless access technologies, including LTE-Advanced, LTE, HSPA, EV-DO, CDMA, W-CDMA and GSM. These solutions allow wireless service providers to cost-effectively and seamlessly evolve their networks from circuit-switched and hybrid concepts to all-IP.  In addition, our solutions allow for the proliferation of small-cell heterogeneous networks (HetNets) thereby meeting the increasing demands by the growing numbers of subscribers and the increasing needs for mobile data services. Our systems also serve evolving network architectures including all-IP long haul networks.

We also provide our solutions to other non-carrier vertical markets such as oil and gas companies, public safety network operators, businesses and public institutions, broadcasters, energy utilities and others that operate their own private communications networks. Our solutions are deployed by more than 430 service providers of all sizes, as well as in hundreds of private networks, in more than 130 countries.

Recent Developments

On November 5, 2013, we announced the release of a broad range of products built around our new hardware and software platform, which will form the basis for all of our next-generation products.  The new, ultra-high capacity hauling platform, which we call IP-20, is based on our in-house modem and radio frequency (RF) chipsets and is combined with our proprietary internetworking operating system, which we call CeraOS. This high level of integration results in a system with four times the capacity of our existing products, in a form factor one-half the size, and allows us to maintain our industry leading cost position. The IP-20 platform supports any radio transmission technology mix, any network topology and any configuration.  The platform provides a common, easily programmable architecture for all of our next-generation FibeAir® and Evolution products, which will enable seamless development of our products to meet the challenges of ever-changing technologies.  We introduced the first product in the IP-20 platform, the FibeAir IP-20C, on December 3, 3012.  On May 20, 2013, we introduced the FibeAir IP-20A, an ultra-high power all-indoor solution aimed at the North American market. We are in the process of shipping our new set of products based on the new platform.

On November 11, 2013, we announced a significant new restructuring of our operations to reduce our operational costs. The restructuring plan is intended to realign operations, reduce head count and undertake other cost reduction measures in order to lower our breakeven point and improve profitability. Once the restructuring is completed, the restructuring is expected to result in annual savings of approximately $25 million. The  restructuring plan includes consolidating research and development activities worldwide and realigning teams on enhancing the newly released IP-20 platform, consolidating or relocating certain offices and reducing staff functions and some operations positions, as well as other measures. No customer-facing activities will be affected. Total restructuring charges are expected to be approximately $11-$13 million which will begin in the fourth quarter of 2013 and will continue during the first half of 2014, mainly in the first quarter.

Corporate Information

Ceragon was incorporated under the laws of the State of Israel on July 23, 1996 as Giganet Ltd. and it changed its name to Ceragon Networks Ltd. on September 6, 2000. Ceragon’s registered office is located at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel and the telephone number is 011-972-3-543-1000. Ceragon’s U.S. subsidiary and North American headquarters, Ceragon Networks, Inc., is located at 10 Forest Avenue, Suite 120, Paramus, New Jersey 07652 and the telephone number is (201) 845-6955. Ceragon’s Internet address is www.ceragon.com. The information available on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

Ordinary Shares offered by us in the offering	ordinary shares, par value NIS 0.01 per share ( ordinary shares if the underwriters exercise their over-allotment option in full).
Total ordinary shares outstanding immediately after this offering	ordinary shares ( ordinary shares if the underwriters exercise their over-allotment option in full).
Dividend policy
Our board of directors is authorized to declare dividends, although we anticipate that, for the foreseeable future, we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends for at least the next several years.

Over-allotment option	ordinary shares.
Timing and settlement of ordinary shares	The ordinary shares are expected to be delivered against payment on or about November , 2013.
The Nasdaq Global Select Market and Tel Aviv Stock Exchange symbol	“CRNT”
Use of proceeds	We intend to use the net proceeds we receive from this offering for general corporate purposes. See “Use of Proceeds” for additional information.
Lock-up
Subject to certain exceptions, we and the members of our board of directors, our executive officers and one of our affiliated shareholders have agreed with the underwriters not to sell, transfer or dispose of any ordinary shares for a period of 90 days (subject to certain exceptions) after the date of this prospectus supplement. See “Underwriting.”

Risk factors
See “Risk Factors” beginning on page S-7 of this prospectus supplement and beginning on page 2 of the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

As of September 30, 2013, 36,857,168 ordinary shares are outstanding, excluding:

●
6,212,158 ordinary shares issuable upon the exercise of outstanding options to purchase 6,129,158 ordinary shares at a weighted average exercise price of $8.23  per share, and vesting of 83,000 restricted share units outstanding;

●	1,100,638 ordinary shares available for grant under our Amended and Restated Share Option and RSU Plan; and

●	3,481,523 treasury shares held by us.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase an additional ordinary shares to cover over-allotments.

Summary Consolidated Financial and Other Data

The following summary consolidated financial and other data summarize our historical financial and other information as of and for the years ended December 31, 2010, 2011 and 2012, which is derived from our audited consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2012, and as of and for the nine months ended September 30, 2012 and 2013, which is derived from our unaudited consolidated financial statements included in our  Report on Form 6-K furnished to the SEC on November 19, 2013. This information should be read in conjunction with other information presented in or incorporated by reference into this prospectus supplement, including in conjunction with “ITEM 3: Key Information — Selected Financial Data,” “ITEM 5: Operating and Financial Review and Prospects” and our consolidated financial statements and the related notes found in our Annual Report on Form 20-F for the year ended December 31, 2012, and the Operating and Financial Review and Prospects, for the nine months ended September 30, 2013, included as exhibit 99.2 to our Report on Form 6-K furnished to the SEC on November 19, 2013, and the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year ended December 31,			Nine Months ended September 30,
Consolidated Statement of Operations Data:	2010	2011	2012	2012	2013
	(In thousands, except share and per share data)
Revenues	$249,852	$445,269	$446,651	$339,802	$272,280
Cost of revenues	160,470	323,191	308,354	236,552	187,792

Gross profit	89,382	122,078	138,297	103,250	84,488

Operating expenses:
Research and development	25,115	50,456	47,487	35,480	32,553

Selling and marketing	37,179	81,716	77,326	58,762	50,637

General and administrative	12,328	26,524	27,519	20,594	18,668

Restructuring costs	--	7,834	4,608	-	-

Acquisition related cost	775	4,919	--	--	--

Total operating expenses	75,397	171,449	156,940	114,836	101,858

Operating income (loss)	13,985	(49,371)	(18,643)	(11,586)	(17,370)
Financial income, (expense) net	1,255	(2,024)	(3,547)	(2,609)	(8,856)

Income (loss) before taxes	15,240	(51,395)	(22,190)	(14,195)	(26,226)
Tax benefit (taxes on income)	(1,178)	(2,259)	(1,201)	(796)	(5,875)
Net income (loss)	14,062	(53,654)	(23,391)	(14,991)	(32,101)

Basic net earnings (loss) per share	$0.40	$(1.49)	$(0.64)	$(0.41)	$(0.87)
Diluted net earnings (loss) per share	$0.38	$(1.49)	$(0.64)	$(0.41)	$(0.87)
Weighted average number of shares used in computing basic earnings (loss) per share	34,854,657	35,975,434	36,457,989	36,397,410	36,736,417
Weighted average number of shares used in computing diluted earnings (loss) per share	36,564,830	35,975,434	36,457,989	36,397,410	36,736,417

	Year ended December 31,			Nine Months ended September 30, 2013
Consolidated Balance Sheet Data:	2010	2011	2012	Actual	As Adjusted
				(unaudited)
	(In thousands, except share and per share data)
Cash and cash equivalents, short and long term bank deposits, short and long term marketable securities	$81,533	$49,531	$51,589	$44,826	$
Working Capital	167,509	154,987	129,407	89,102
Total Assets	287,182	411,158	393,596	354,079
Total long term liabilities	8,600	76,664	69,767	61,149
Shareholders’ equity	204,169	161,051	143,709	114,745

The as adjusted balance sheet data above reflects the application of the net proceeds from the sale of            ordinary shares offered by us, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

Risk Factors

Investing in our ordinary shares involves substantial risk. You should carefully consider all the information in this prospectus supplement and the accompanying prospectus prior to investing in our ordinary shares. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-7 and under “Risk Factors” under Item 3 of our annual report on Form 20-F for the fiscal year ended December 31, 2012.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should consider carefully the following risk factors and the risk factors discussed under the section captioned “ITEM 3: Key Information — Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012, in addition to all of the other information included in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, before investing in our ordinary shares. Please also refer to the section in this prospectus supplement entitled “Cautionary Note Regarding Forward-Looking Statements.” Each of these risk factors could harm our business, financial condition or operating results, as well as decrease the value of an investment in our ordinary shares.

Risks Relating to Our Business

We face intense competition from other wireless equipment providers. If we fail to compete effectively, our business, financial condition and result of operations would be materially adversely affected.

The market for wireless equipment is rapidly evolving, fragmented, highly competitive and subject to rapid technological change. Increased competition, which may differ from region to region, in the wireless equipment market could result in reduced demand for our products, price reductions and reduced gross margins, any of which could seriously harm our business and results of operations. Our primary competitors include industry “generalists” such as Alcatel-Lucent, Fujitsu Limited, Huawei Technologies Co., Ltd., L.M. Ericsson Telephone Company, NEC Corporation, Nokia Solutions and Networks B.V. (NSN) and ZTE Corporation. In addition to these primary competitors, a number of smaller “specialist” microwave communications equipment suppliers, including Aviat Networks, DragonWave Inc., and SIAE Microelectronica S.p.A., offer or are developing products that compete with our products. Some of our competitors are original equipment manufacturers through whom we market and sell our products, which means our business success may depend on these competitors to some extent.

Most of our principal competitors are substantially larger than we are and have longer operating histories and greater financial, sales, service, marketing, distribution, technical, manufacturing and other resources than we have. They also have greater name recognition and a larger customer base than we have. Many of these competitors have well-established relationships with our current and potential customers, have extensive knowledge of our target markets, and have begun to focus more on selling services and bundling the entire network as a full-package offering. As a result, our competitors may be able to respond more quickly to evolving industry standards and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products than we can. In addition, our competitors, especially those from China, may be able to offer customers financing that would increase the attractiveness of their products in comparison to ours.

Additionally, the telecommunications equipment industry has experienced significant consolidation among its participants, and we expect this trend to continue.  Examples include our acquisition of Nera Networks AS (“Nera”) in January 2011 (the “Nera Acquisition”) and, more recently, the 2012 acquisition by DragonWave of the microwave division of NSN, which itself was formed as a joint venture between Nokia and Siemens. Other examples include the mergers of Alcatel and Lucent and the wireless divisions of Harris and Stratex Networks, and the acquisition by Ericsson of Marconi. These consolidations have increased the size and thus the competitive resources of these companies. In the future, current and potential competitors may make additional strategic acquisitions or establish cooperative relationships among themselves or with third parties that may allow them to increase their market share and competitive position.

We expect to face increasing competitive pressures in the future. If we are unable to compete effectively, our business, financial condition and results of operations would be materially adversely affected.

We have not been profitable in recent periods and have incurred negative cash flows. Increasing our revenues and reducing costs in order to achieve sustainable profitability may be challenging.

We have incurred a net loss in each of the last two years and the first nine months of 2013.  Our profitability has been negatively impacted by the expenses, costs and charges associated with the Nera Acquisition as well as by the pricing and other challenges faced by us and our competitors in the current global environment and the significant capital expenditures to develop our new product platform.  We are making efforts to increase efficiencies and control costs in order to enhance our profitability.  However, we cannot be certain that these actions or others that we may take in the future will result in operating profitability, net income or improved operating cash flow in subsequent periods.   In addition, we have experienced negative cash flows in recent periods and our business is exposed to significant fluctuations in liquidity.  Our recently announced restructuring, though intended to ultimately yield increased profitability, will further impair our cash flows as a result of severance and other out of pocket expenses we will incur to reduce headcount and the scope of certain of our operations.

We have in the past undertaken restructuring activities and have recently announced further restructuring activities which may adversely impact our operations.  We may not realize all of the anticipated benefits of these activities.

We continue to evaluate our business to determine the potential need to realign our resources as we continue to transform our business to achieve desired cost savings in an increasingly competitive market. In prior years, we have undertaken a series of restructurings of our operations. We incurred restructuring charges of $7.8 million, and $4.6 million, respectively, in 2011 and 2012. We estimate that restructuring costs and provisions with respect to our recently announced realignment will be approximately $11 to $13 million, which will begin in the fourth quarter of 2013 and will continue during the first half of 2014.

We have based our restructuring efforts on assumptions and plans regarding the appropriate cost structure of our businesses based on our product mix and projected sales among other factors. These assumptions may not be correct and we may not be able to operate in accordance with our plans. If our assumptions are not accurate, we may decide that we must incur additional restructuring charges in the future. Moreover, we cannot assure you that we will realize all or any of the anticipated benefits of any restructuring or that we will not further reduce or otherwise adjust our workforce or exit, or dispose of, certain businesses and product lines. Any decision to further limit investment, exit, or dispose of businesses may result in the recording of additional restructuring charges. As a result, the costs actually incurred in connection with the restructuring efforts may be higher than originally planned and may not lead to the anticipated cost savings and/or improved results. For example, employees, whether or not directly affected by restructuring, may seek employment with our business partners, customers or competitors. Further, we may have difficulty attracting and retaining such personnel as a result of a perceived risk of future workforce reductions, and we may terminate the employment of employees as part of a restructuring and later determine that such employees were important to the success of the ongoing business.

Our operating results may vary significantly from quarter to quarter and from our expectations for any specific quarter.

Our quarterly results are difficult to predict and may vary significantly from quarter to quarter or from our expectations and guidance for any specific quarter. Most importantly, delays in completing product order delivery or completion of a sale or related services can cause our revenues, net income and operating cash flow to fluctuate significantly from anticipated levels, especially as a large portion of our revenues are traditionally generated towards the end of each quarter, and as our bookings are usually lower than the amount of sales during a quarter.  We therefore rely in our quarterly guidance on orders that we expect to generate during the quarter. Furthermore, we may reduce prices in specific instances in response to competition or increase spending in order to pursue new market opportunities.

The quarterly variation of our operating results, may, in turn, create volatility in the market price for our shares.  In addition, our revenues are typically affected by our customers’ capital expense considerations which are subject to fluctuation on a yearly basis.

A decrease in industry growth or lack of reduction in our customers’ revenue from new mobile services may cause operators’ investments in networks to slow or stop, harming our business.

We are exposed to changing network models that affect operator spending on infrastructure. This resulted in shrinkage of over 11% in the market for our products for the first six months of 2013 compared to the similar period in 2012. The emergence of over-the-top services, which make use of the operators’ network to deliver rich content to users but are not sharing their revenue with the operators, are causing operators to lose a substantial portion of their voice/SMS revenues.  This is leading operators to spend more carefully on infrastructure upgrades and build-outs.  Operators today are revising their old models because adding capacity to meet demand could force them to quadruple their current capital expense investments over the coming years.  As a result, operators are looking for more cost-efficient solutions and network architecture that allow them to break the linearity of cost and capacity through more efficient use of existing infrastructure and assets. If operators fail to monetize new services, fail to introduce new business models or experience a decline in operator revenues or profitability, their willingness to invest further in their network systems may decrease which will reduce their demand for our products and services and have an adverse effect on our business, operating results and financial condition.

Global competition and current market conditions, including those specifically impacting the telecommunications industry, have resulted in downward pressure on the prices for our products, which could result in reduced revenues, gross margins, profitability and demand for our products and services.

Currently, we and other manufacturers of telecommunications equipment are experiencing, and are likely to continue to experience, increased downward price pressure, particularly as we increase our customer base to include more Tier 1 customers. As a result, we are likely to continue to experience declining average sales prices for our products. Our future profitability will depend upon our ability to improve manufacturing efficiencies, to reduce costs of materials used in our products, and to continue to introduce new lower-cost products and product enhancements. Because customers frequently negotiate supply arrangements far in advance of delivery dates, we may be required to commit to price reductions for our products before we are aware of how, or if, cost reductions can be obtained.   Current or future price reduction commitments and any inability on our part to respond to increased price competition, in particular from Tier 1 customers with higher volumes and stronger negotiating power, could harm our profitability, business, financial condition and results of operations.

Also, following the Nera Acquisition, we have increased sales of our products in Latin America, a region typically characterized, as having strong downward pricing pressures, in response to the rapid build-out of cellular networks in those geographies. For the years ended December 31, 2011 and 2012 and the first nine months of 2013, 23%, 28% and 32%, respectively, of our revenues were earned in Latin America. We expect that our revenues from sales of our products in Latin America will continue to constitute a significant portion of our business in the future. Challenging global economic conditions could also have adverse, wide-ranging effects on demand for our products and services and for the products of our customers.  The telecommunications industry has experienced downturns in the past in which operators substantially reduced their capital spending on new equipment.  Continued adverse economic conditions, which still exist in certain jurisdictions, including certain countries in Europe, could cause network operators to postpone investments or initiate other cost-cutting initiatives to improve their financial position.  Recently, network operators have started to share parts of their network infrastructure through cooperation agreements rather than legal considerations, which may adversely affect demand for lower cost network equipment.  Moreover, the level of demand by operators and other customers who buy our products and services can change quickly and can vary over short periods, including from month to month.

If the current economic situation deteriorates or if the uncertainty and variations in the telecommunications industry continues, our business could be negatively impacted, including in such areas as reduced demand for our products and services, slowed customer buying decisions, pricing pressures, supplier or customer disruptions, or insolvency of certain of our key distributors, resellers, original equipment manufacturers (OEMs) and systems integrators, which could impair our distribution channels, which could reduce our revenues or our ability to collect our accounts receivable and have a material adverse effect on our financial condition and results of operations.

We face intense competition from other communications solutions that compete with our high-capacity point-to-point wireless products, which could reduce demand for our products and have a material adverse effect on our business and results of operations.

Our products compete with other high-speed communications solutions, including fiber optic lines, leased copper lines and other wireless technologies. Some of these technologies utilize existing installed infrastructure and have achieved significantly greater market acceptance and penetration than high-capacity point-to-point wireless technologies.  Moreover, as more and more data demands are imposed on existing network frameworks and because of consolidation of fixed and mobile operators, operators may be more motivated to invest in more expensive high-speed fiber optic networks to meet current needs and remain competitive.

Some of the principal disadvantages of high capacity, point-to-point wireless technologies that may make other technologies more appealing include suboptimal operations in extreme weather conditions and limitations in connection with the need to establish line of sight between antennas.

In addition, customers may decide to use transmission frequencies for which we do not offer products.

To the extent that these competing communications solutions reduce demand for our high-capacity point-to-point wireless transmission products, which is of greater concern in the United States and in Europe, there may be a material adverse effect on our business and results of operations.

Consolidation of our potential customer base could harm our business.

The increasing trend toward mergers in the telecommunications industry has resulted in the consolidation of our potential customer base. In situations where an existing customer consolidates with another industry participant which uses a competitor’s products, our sales to that existing customer could be reduced or eliminated completely to the extent that the consolidated entity decides to adopt the competing products. Further, consolidation of our potential customer base could result in purchasing decision delays as consolidating customers integrate their operations and could generally reduce our opportunities to win new customers to the extent that the number of potential customers decreases. Moreover, some of our potential customers have agreed to share networks which results in less network equipment and associated services required and a decrease in the overall size of the market.  Recently, network operators have started to share parts of their network infrastructure through cooperation agreements rather than legal consolidations, which may adversely affect demand for network equipment and could harm our revenues and gross margins.

We could be adversely affected by our failure to comply with the covenants in our credit agreement or the failure of any bank to provide us with credit under committed credit facilities.

We have a committed credit facility available for our use from a syndication of four banks, for which we pay commitment fees.  The credit facility is provided by the syndication with each bank agreeing severally (and not jointly) to make its agreed portion of the credit loans to us in accordance with the terms of the credit loan agreement which includes a framework for joint decision making powers by the banks.   If one or more of the banks providing the committed credit facility were to default on its obligation to fund its commitment, the portion of the committed facility provided by such defaulting bank would not be available to us.

In addition, the credit agreement contains financial and other covenants requiring that we maintain, among other things, a certain ratio between our shareholders’ equity and the total value of our assets on our balance sheet and a certain ratio between our net financial debt to each of our working capital and accounts receivable.  Any failure to comply with the covenants, including due to poor financial performance, may constitute a default under the credit agreement and may require us to seek an amendment or waiver from the banks to avoid termination of their commitments and/or an immediate repayment of all outstanding amounts under the credit facilities which will have an adverse effect on our financial condition and ability to operate.  In addition, the payment may be accelerated and the credit facility may be cancelled upon an event in which a current or future shareholder acquires control (as defined under Israel Securities Law) of us.

Although we were in compliance with our bank covenants as of September 30, 2013, we have recently obtained the bank syndicate's consent for temporary less restrictive financial covenants to be in effect until October 1, 2014 after which the original covenants again apply. There is no assurance that we will be able to meet either the less restrictive financial covenants or the original covenants.

Our international operations expose us to the risk of fluctuation in currency exchange rates and restrictions related to foreign currency exchange controls.

Although we derive a significant portion of our revenues in U.S. dollars, a portion of our U.S. dollar revenues are derived from customers operating in local currencies which are different from the U.S. dollar.  Therefore, devaluation in the local currencies of our customers relative to the U.S. dollar could cause our customers to cancel or decrease orders or delay payment. In addition, part of our revenues from customers are in non-U.S. dollar currencies, therefore we are exposed to the risk of devaluation of such currencies relative to the dollar which could have a negative impact on our revenues.  We are also subject to other foreign currency risks including repatriation restrictions in certain countries, particularly in Latin America.  A significant portion of our cash reserves are located in Argentina and Venezuela, and as a result, devaluation in currency in either location could significantly reduce or impair a significant portion of our cash reserves.  Accordingly, the imposition of price controls, restrictions on the conversion of foreign currencies or a devaluation of foreign currencies could have a material adverse effect on our financial results.

A substantial portion of our expenses are denominated in New Israeli Shekels, and to a lesser extent, other non-U.S. dollar currencies. Our NIS-denominated expenses consist principally of salaries and related costs and related personnel expenses. We anticipate that a portion of our expenses will continue to be denominated in NIS. In 2012, the NIS continued to fluctuate in comparison to the U.S. dollar, the NIS devaluating by approximately 3% in the first half of the year, and then appreciating by approximately 5% in the second half of the year. In total, during 2012, the NIS appreciated by 2% in comparison to the U.S. dollar. In the nine month period ended September 30, 2013, the NIS appreciated by 5%. If the U.S. dollar weakens against the NIS in the future, there will be a negative impact on our results of operations. In some cases, we are paid in non-U.S. dollar currencies or maintain monetary assets in non-U.S. dollar currencies, which could affect our reported results of operations. In addition, we have assets and liabilities that are denominated in non-U.S. dollar currencies. Therefore, significant fluctuation in these other currencies could have significant effect on our results.

We use derivative financial instruments, such as foreign exchange forward contracts, to mitigate the risk of changes in foreign exchange rates on balance sheet accounts and forecast cash flows. We do not use derivative financial instruments or other “hedging” techniques to cover all of our potential exposure and  may not purchase derivative instruments adequate to insulate ourselves from foreign currency exchange risks. In some countries, we are unable to use “hedging” techniques to mitigate our risks because hedging options are not available for certain government-restricted currencies.  Over the past nine month period ended September 30, 2013, we incurred losses as a result of exchange rate fluctuations that have not been offset in full by our hedging strategy. The volatility in the foreign currency markets may make it challenging to hedge our foreign currency exposures effectively.

We are dependent upon sales of our single family of products into one principal market. Any reduction in demand for these products in this market would cause our revenues to decrease.

We design, develop, manufacture and sell nearly all of our products to meet high-capacity point-to-point wireless hauling needs. Nearly all of our revenues are generated from sales of our single portfolio of products. We expect sales of our single portfolio of products to continue to account for a substantial majority of our revenues for the foreseeable future.  As a result, we are more likely to be adversely affected by a reduction in demand for point-to-point wireless hauling products than companies that sell multiple and diversified product lines or into multiple markets.

We have recently announced a new product platform.  Any technical or other problems with the new platform may cause our revenues to decrease and may have a material adverse effect on our business.

On November 5, 2013, we announced the release of a broad range of products built around our new hardware and software platform, which will form the basis for all of our next-generation products.  The new, ultra-high capacity hauling platform, which we call IP-20, is combined with our proprietary internetworking operating system, which we call CeraOS. We are in the process of shipping our new set of products based on the new platform. We cannot assure you that acceptance in the market of the new platform will be fully successful or that our newly-announced products will be free from material defects or will result in profitable sales.

Goodwill and other intangibles assets represent a portion of our assets, and an impairment of these assets could have a material adverse effect on our financial condition and results of operations.

We have goodwill and amortizable intangibles assets, such as customer relations and technology, almost all of which ($21.8 million) are as a result of the Nera Acquisition. Under generally accepted accounting principles, we are required to perform an annual impairment test on our goodwill and from time to time, we are required to assess the recoverability of both our goodwill and long-lived intangibles assets.  We may need to perform impairment tests more frequently if events occur or circumstances indicate that the carrying amount of these assets may not be recoverable. These events or circumstances could include a significant change in the business climate, attrition to key personnel, a prolonged decline in our stock price and market capitalization, operating performance indicators, competition and other factors. If our market value or other long-lived intangibles assets is less than the carrying amount of the related assets, we could be required to record an impairment charge in the future. Because these factors are ever changing, due to market and general business conditions, we cannot predict whether, and to what extent, our goodwill and long lived intangible assets may be impaired in future periods.

At September 30, 2013, we had goodwill of $15.1 million and net intangible assets of $7.9 million.  The amount of any future impairment could be significant and could have a material adverse effect on our financial results.

We are increasingly engaged in supplying installation or turn-key projects for our customers. Such long-term projects have inherent additional risks. Problems in executing these turnkey projects, including delays or failure in acceptance testing procedures and other items beyond our control, would have a material adverse effect on our results of operations.

We are increasingly engaged in supplying installation and other services for our customers. In this context, we may act as prime contractor and equipment supplier for network build-out projects, providing installation, supervision and commissioning services required for these projects, or we may provide such services and equipment for projects handled by system integrators. As we engage in more turn-key projects, we expect to continue to routinely enter into contracts involving significant amounts to be paid by our customers over time and which often require us to deliver products and services representing an important portion of the contract price before receiving any significant payment from the customer.   Once a purchase agreement has been executed, the timing and amount of revenue, if applicable, may remain difficult to predict.  The completion of the installation and testing of the customer’s networks and the completion of all other suppliers’ network elements are subject to the customer’s timing and efforts, and other factors outside our control which may prevent us from making predictions of revenue with any certainty.   This could cause us to experience substantial period-to-period fluctuations in our results of operations.

In addition, typically in turn-key projects we are dependent on the customer to issue acceptance certificates to generate and recognize revenue.  In such turn-key projects, we typically bear the risks of loss and damage to our products until the customer has issued an acceptance certificate upon successful completion of acceptance tests. The early deployment of our products during a long-term project reduces our cash flow as we generally collect a significant portion of the contract price after successful completion of an acceptance test. If our products are damaged or stolen, or if the network we install does not pass the acceptance tests or if the customer does not or will not issue an acceptance certificate, the end user or the system integrator, as the case may be, could refuse to pay us any balance owed and we would incur substantial costs, including fees owed to our installation subcontractors, increased insurance premiums, transportation costs, and expenses related to repairing or manufacturing the products. Moreover, in such a case, we may not be able to repossess the equipment, thus suffering additional losses.

If any of the above occurs, we may not be able to generate or recognize revenue and we may incur additional costs, any of which could materially adversely impact our results of operation and financial position.

A single customergrouprepresents a significant portion of our revenues, and if we were to lose this customer group or experience any material reduction in orders from this customer group, our revenues and operating results would suffer.

In 2011, 2012 and the nine months ended September 30, 2013, we had revenues from a single group of affiliated companies that accounted for approximately 13.4%, 11.6% and 9.7%, respectively, of our total revenue. We have entered into or received purchase orders from a number of related companies in this group of companies.   Our sales are generally made from standard purchase orders rather than long-term contracts. Accordingly, this customer group is not obligated to purchase a fixed amount of products or services over any period of time from us and may terminate or reduce its purchases from us at any time without notice or penalty.  We therefore have difficulty projecting future revenues from this customer group with certainty.  Although historically the customer group has not made any sudden supplier changes, the customer group could vary, and in 2012 did vary, its purchase or acceptance procedures from period to period, even significantly.  This could have, and has had, an adverse effect on our revenues, profitability and cash flow.  In addition, the loss of this customer group or any material reduction in orders from either customer group could adversely affect our results of operations, cash flow and financial position.

We derive a substantial portion of our revenues from fixed-price projects, including our turn-key projects, under which we assume greater financial risk if we fail to accurately estimate the costs of the projects.

We are increasingly engaged in supplying turn-key projects, which involve fixed-price contracts. We assume greater financial risks on fixed-price projects, which routinely involve the provision of installation and other services, versus short-term projects, which do not similarly require us to provide services or require customer acceptance certificates in order for us to recognize revenue.  If we miscalculate the resources or time we need for these fixed-price projects, the costs of completing these projects may exceed our original estimates, which would negatively impact our financial condition and results of operations.

If we fail to effectively manage deliveries of our products and ancillary equipment, we may be unable to timely fulfill our customer commitments, which would adversely affect our business and results of operations and, in the event of an inability to fulfill commitments, would harm our customer relationships.

We outsource most of our manufacturing operations and purchase ancillary equipment to our products from contract and other independent manufacturers and other third parties.  If we fail to effectively manage and synchronize our deliveries from all these sources to the customer, if we underestimate our production requirements which could interrupt manufacturing or if one or more of the contract and other independent manufacturers or other third parties does not fully comply with their contractual obligations or experience delays, disruptions or component procurement problems, then our ability to deliver complete product orders to our customers or otherwise fulfill our contractual obligations to our customers could be delayed or impaired, could result in higher manufacturing costs, could damage to customer relationships and/or could result in our payment of penalties to our customers, which would adversely affect our business, financial results and customer relationships.

We rely on a limited number of contract manufacturers to manufacture our products and if they experience delays, disruptions, quality control problems or a loss in capacity, it could materially adversely affect our operating results.

While a portion of our manufacturing is performed in our production facility in Slovakia, we outsource most of our manufacturing processes to a limited number of contract manufacturers that are located in Israel, Malaysia and the Philippines. We do not have long-term contracts with any of these contract manufacturers. From time to time, we have experienced and may in the future experience delays in shipments from these contract manufacturers.

Although we believe that our contract manufacturers have sufficient economic incentive to perform our manufacturing, the resources devoted to these activities are not within our control, and we cannot assure you that manufacturing problems will not occur in the future. Our recent negative cash flows and uncertainties regarding our liquidity have, and may continue to, raise concerns with manufacturers, resulting in production delays. In addition, the operations of our contract manufacturers are not under our control, and may themselves in the future experience manufacturing problems, including inferior quality and insufficient quantities of components.  These delays, disruptions, quality control problems and loss in capacity could result in delays in deliveries of our product to our customers, which could subject us to penalties payable to our customers, increased warranty costs and possible cancellation of orders. If our contract manufacturers experience financial, operational, manufacturing capacity or other difficulties, or shortages in components required for manufacturing, our supply may be disrupted and we may be required to seek alternate manufacturers. We may be unable to secure alternate manufacturers that meet our needs in a timely and cost-effective manner. In addition, some of our contract manufacturers have granted us licenses with respect to certain technology that is used in a number of our products. If we change contract manufacturers, we may be required to renegotiate these licenses or redesign some of our products, either of which could increase our cost of revenues and cause product delivery delays. If we change manufacturers, during the transition period, we may be more likely to face delays, disruptions, quality control problems and loss in capacity, and our sales, profits and customer relationships may suffer.

Part of our inventory may be written off, which would increase our cost of revenues.  In addition, we may be exposed to inventory-related losses on inventories purchased by our contract manufacturers and other suppliers due to inaccurate forecasts.

Our contract manufacturers and other suppliers are required to purchase inventory based on manufacturing projections we provide to them. If the actual orders from our customers are lower than these manufacturing projections, our contract manufacturers and/or other suppliers will have excess inventory of raw materials or finished products which we would be required to purchase.

We require our contract manufacturers and other suppliers from time to time to purchase more inventory than is immediately required, and, with respect to our contract manufacturers, to partially assemble components, in order to shorten our delivery time in case of an increase in demand for our products. In the absence of such increase in demand, we may need to make advance payments or compensate our contract manufacturers and/or other suppliers, as needed.  We also may purchase components or raw materials from time to time for use by our contract manufacturers in the manufacturing of our products.

Inventory of raw materials, work in-process or finished products located either at our warehouse or our customers’ sites as part of the network build-up may accumulate in the future, and we may encounter losses due to a variety of factors including:

•	new generations of products replacing older ones, including changes in products because of technological advances and cost reduction measures; and

•
the need of our contract manufacturers to order raw materials that have long lead times and our inability to estimate exact amounts and types of items thus needed, especially with regard to the frequencies in which the final products ordered will operate.

Further, our inventory of finished products located either at our warehouse or our customers’ sites as part of a network build-up may accumulate if a customer were to cancel an order or refuse to physically accept delivery of our products, or in turnkey projects which include acceptance tests, refuse to accept the network. The rate of accumulation may increase in a period of economic downturn.

If we fail to accurately predict our manufacturing requirements or forecast customer demand and are required to purchase excess inventory from our contract manufacturers and/or other suppliers or otherwise compensate our contract manufacturers and/or other suppliers for purchasing excess inventory, we may incur additional costs of manufacturing and our gross margins and results of operations could be adversely affected. If we overestimate our requirements and actual sales differ materially from these estimates, our inventory levels may be too high, and inventory may become obsolete and/or over-stated on our balance sheet.  This result would require us to write off inventory, which could adversely affect our results of operations.

Our sales cycles in connection with competitive bids or to prospective customers are lengthy.

It typically takes from three to twelve months after we first begin discussions with a prospective customer before we receive an order from that customer, if an order is received at all. In some instances, we participate in competitive bids in tenders issued by our customers or prospective customers. These tender processes can continue for many months before a decision is made by the customer. As a result, we are required to devote a substantial amount of time and resources to secure sales. In addition, the lengthy sales cycle results in greater uncertainty with respect to any particular sale, as events may occur during the sales cycle that impact customers’ decisions which, in turn, increases the difficulty of forecasting our results of operations.

Our contract manufacturers obtain some of the components included in our products from a limited group of suppliers and, in some cases, single or sole source suppliers. The loss of any of these suppliers could cause us to experience production and shipment delays and a substantial loss of revenue.

Our contract manufacturers currently obtain key components from a limited number of suppliers. Some of these components are obtained from a single or sole source supplier. Our contract manufacturers’ dependence on a single or sole source supplier or on a limited number of suppliers subjects us to the following risks:

•
The component suppliers may experience shortages in components and interrupt or delay their shipments to our contract manufacturers. Consequently, these shortages could delay the manufacture of our products and shipments to our customers, which could result in penalties and/or cancellation of orders for our products.

•
The component suppliers could discontinue the manufacture or supply of components used in our systems. In such an event, our contract manufacturers or we may be unable to develop alternative sources for the components necessary to manufacture our products, which could force us to redesign our products. Any such redesign of our products would likely interrupt the manufacturing process and could cause delays in our product shipments. Moreover, a significant modification in our product design may increase our manufacturing costs and bring about lower gross margins.

•
The component suppliers may increase component prices significantly at any time and with immediate effect, particularly if demand for certain components increases dramatically in the global market. These price increases would increase component procurement costs and could significantly reduce our gross margins and profitability.

If we fail to develop and maintain distribution and OEM relationships, our revenue may decrease.

Although a majority of our sales are made through our direct sales force, we also market and sell our products to customers through OEMs that integrate our solutions into their product offerings as well as distributors and other system integrators. In 2012 and during the first nine months of 2013, we supplied to three key OEMs, which together accounted for approximately 11.6% and 4.0%, respectively, of our revenues.

Our sales to our OEMs and distributors are made on the basis of purchase orders rather than long-term purchase commitments. Our relationships with our OEMs are generally governed by non-exclusive agreements that require us to competitively price our products, have no minimum sales commitments and do not prohibit our OEMs from offering products that compete with our solutions. The size of purchases by our OEMs and distributors typically fluctuates from quarter-to-quarter and year-to-year, and may continue to fluctuate in the future, which may affect our quarterly and annual results of operations.

We may not be able to maintain and develop additional relationships or, if additional relationships are developed, they may not be successful.  If we experience a loss or a substantial reduction in orders from these OEMs or distributor relationships, which we did during the first nine months of 2013, our revenues may decline, and our business, financial condition, and results of operations would be materially adversely affected.

In the event we are unable to satisfy regulatory requirements relating to internal controls, or if our internal controls over financial reporting are not effective our business could suffer.

As we manage a global multi-jurisdictional operation, we have identified in the past and may from time-to-time identify deficiencies in our internal control over financial reporting. We are committed to implementing the highest standards of internal control practices, but we cannot assure you that we will be able to implement enhancements of our internal controls on a timely basis, in order to prevent a failure of our internal controls or enable us to furnish future unqualified certifications pursuant to regulatory requirements such as Section 404 of the Sarbanes-Oxley Act.

If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting.  In addition, we may identify material weaknesses in our internal control over financial reporting.  Failure to maintain effective internal control over financial reporting could result in business disruptions, investigation and/or sanctions by regulatory authorities, and could have a material adverse effect on our business and operating results, investor confidence in our reported financial information, and the market price of our ordinary shares.   Any internal control or procedure, no matter how well designed and operated, can only provide reasonable assurance of achieving desired control objectives and cannot prevent intentional misconduct or fraud.

Additional tax liabilities could materially adversely affect our results of operations and financial condition.

As a global corporation, we are subject to income and other taxes both in Israel and various foreign jurisdictions. Our domestic and international tax liabilities are subject to the allocation of revenues and expenses in different jurisdictions and the timing of recognizing revenues and expenses. Our tax expense includes estimates or additional tax, which may be incurred for tax exposures and reflects various estimates and assumptions, including assessments of our future earnings that could impact the valuation of our deferred tax assets.  From time to time, we are subject to income and other tax audits, the timings of which are unpredictable. Our future results of operations could be adversely affected by changes in our effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in our overall profitability, changes in tax legislation and rates, changes in generally accepted accounting principles, changes in the valuation of deferred tax assessments and liabilities, the results of audits and examinations of previously filed tax returns and continuing assessments of our tax exposures.  While we believe we comply with applicable tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed additional taxes, there could be a material adverse effect on our results of operations and financial condition.

Any inability of the Company to realize its deferred tax assets may have a material adverse effect on the Company's financial results of operations.

The Company recognizes deferred tax assets and liabilities for the future tax consequences related to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax credits. The Company evaluates its deferred tax assets for recoverability based on available evidence, including assumptions about future profitability.  Although management believes that it is more likely than not that the deferred tax assets will be realized, some or all of the Company’s deferred tax assets could expire unused if the Company is unable to generate taxable income of an appropriate character and in a sufficient amount to utilize these tax benefits in the future.

At September 30, 2013, the company had recorded $13.6 million of deferred tax assets, having performed an adjustment to our valuation allowance of $4.1 million of tax assets in the quarter then ended. If the Company determines that it would not be able to realize all or a portion of its deferred tax assets in the future, the Company would further reduce the deferred tax asset through a charge to earnings in the period in which the determination is made. This charge could have a material adverse effect on the Company’s results of operations. In addition, the assumptions used to make this determination are subject to change from period-to-period based on changes in tax laws or variances between the Company’s projected operating performance and actual results. As a result, significant management judgment is required in assessing the possible need for a deferred tax asset valuation allowance. If the underlying assumptions underlying our judgment prove to be wrong, it can materially affect the Company’s results of operations.

If we do not succeed in developing and marketing new products that keep pace with technological developments, changing industry standards and our customers’ needs, we may not be able to grow our business.

The market for our products is characterized by rapid technological advances, changing customer needs and evolving industry standards, as well as increasing pressures to make existing products more cost efficient. Accordingly, in addition to our recently announced new product platform our success will depend, among other things, on our ability to develop and market new products or enhance our existing products in a timely manner to keep pace with developments in technology, and customer requirements.

In addition, the wireless equipment industry is subject to rapid change in technological and industry standards. This rapid change, through official standards committees or widespread use by operators, could either render our products obsolete or require us to modify our products resulting in significant investment, both in time and cost, in new technologies, products and solutions.  We cannot assure you that we will continue to successfully develop these components and bring them into full production with acceptable reliability, or that any development or production ramp-up will be completed in a timely or cost-effective manner.

We are continuously seeking to develop new products and enhance our existing products and have recently announced a significant new line of products. Developing new products and product enhancements requires research and development resources. We may not be successful in enhancing our existing products or developing new products in response to technological advances or to satisfy increasingly sophisticated customer needs in a timely and cost-effective manner, which would have a material adverse effect on our ability to grow our business.  Moreover, we cannot assure that our newly-announced products will be accepted in the market or will result in profitable sales or that such products will not require additional quality assurance and defect fixing processes.

Due to the volume of our sales in emerging markets, we face challenges and are susceptible to a number of political, economic and regulatory risks that could have a material adverse effect on our business, reputation, financial condition and results of operations.

A majority of our sales are made in countries in Latin America, Africa, Eastern Europe, India and Asia Pacific. For the year ended December 31, 2012 and the nine months ended September 30, 2013, sales in these regions accounted for approximately 66% and 73%, respectively, of our revenues. As a result, the occurrence of any international, political, regulatory or economic events in these regions could adversely affect our business and result in significant revenue shortfalls. Any such revenue shortfalls could have a material adverse effect on our business, financial condition and results of operations. For example, in 2011, following the regulatory investigation in the Indian telecommunications market which culminated in the revocation by the Supreme Court of India in 2012 of a large number of licenses and spectrum, sales by vendors, including us, to telecommunications operators in India significantly decreased, which situation has still not yet stabilized. Also, substantial import controls into Argentina are currently in effect under which we need to obtain tax and customs authorities’ approvals for import activities.  To date we have been able to obtain all required approvals, but we cannot assure you that more stringent requirements will not be imposed in the future.   The following are some of the risks and challenges that we face doing business internationally, several of which are more likely in the emerging markets than in other countries:

•
unexpected changes in or enforcement of regulatory requirements, including security regulations relating to international terrorism and hacking concerns and regulations related to licensing and allocation processes;

•	unexpected changes in or imposition of tax and/or customs levies;
•	fluctuations in foreign currency exchange rates;
•	Restrictions on currency repatriation;
•	imposition of tariffs and other barriers and restrictions;
•	burden of complying with a variety of foreign laws including foreign import restrictions which may be applicable to our products;
•	difficulties in protecting intellectual property;
•	laws and business practices favoring local competitors;
•	demand for high-volume purchases with discounted prices;
•	payment delays and uncertainties; and
•	civil unrest, war and acts of terrorism.

In addition, local business practices in jurisdictions in which we operate, and particularly in emerging markets, may be inconsistent with international regulatory requirements, such as anti-corruption and anti-bribery regulations to which we are subject. It is possible that, notwithstanding our policies and in violation of our instructions, some of our employees, subcontractors, agents or partners may violate such legal and regulatory requirements, which may expose us to criminal or civil enforcement actions. If we fail to comply with such legal and regulatory requirements, our business and reputation may be harmed.

Our past acquisition activities expose us to risks and liabilities.

The Nera Acquisition was our first acquisition involving significant international operations.  In acquiring Nera we undertook a number of identified contingent liabilities of Nera, such as various known litigations with third parties, and other contingent exposures with customers, suppliers and employees, all of which could accumulate to a substantial amount.  In addition, we may be exposed to potential tax liabilities worldwide with governmental authorities, any of which could result in a substantial cost.  We also undertook certain exposures for penalties and other financial risks posed by a few of Nera’s customers in the event of a default by us due to commercial or political circumstances, which may not be under our control.  We assessed these contingent liabilities in the purchase price allocation.

However, our assessment of such contingent liabilities may not have been accurate and we may be exposed to actual payments, which may be significantly higher than we assessed.  If we are required to make any actual payment on such potential tax liabilities, this could result in the Nera Acquisition being substantially more expensive than originally estimated.  Such liabilities may not be fully covered by the seller’s indemnification and could materially adversely affect our results of operations and financial condition.

In connection with the Nera Acquisition documentation, the amount of $10 million out of the consideration was deposited in escrow to cover possible claims by us. We have submitted certain claims, currently amounting to $30 million, for breaches by the seller of certain representations and warranties made to us.  Subject to certain time and other limits, the indemnification obligations of the seller with respect to breaches of representations and warranties are capped at $22 million, except for taxes, title on shares and illegal payments which are capped at the full purchase price.  In addition, the seller has asserted a counterclaim against us amounting to approximately $3.9 million relating to the cash reserve in Ceragon Norway’s subsidiary in Venezuela.  This counterclaim has been opposed by Ceragon in its entirety, and we are currently negotiating a possible out-of-court settlement.  We cannot assure you that these protections will be sufficient to cover any damages which might be incurred as a result of breaches by the seller in connection with the Nera Acquisition, or that they will be sufficient to cover any out-of-court settlement.

In addition, as of September 30, 2013, as a result of the accounting treatment for the Nera Acquisition, there was $15.1 million of amortizable intangible assets and $7.9 million of goodwill reflected on our consolidated financial statements, which, if impaired, would negatively affect our consolidated results of operations.

Our acquisition activities expose us to risks and liabilities, which could also result in integration problems and adversely affect our business.

Following the Nera Acquisition and other smaller acquisitions, we have increased the size of our operations significantly and intend to continue to explore potential merger or acquisition opportunities.  We are unable to predict whether or when any prospective acquisitions will be completed.  The process of integrating an acquired business may be prolonged due to unforeseen difficulties and may require a disproportionate amount of our resources and management’s attention.  The anticipated benefits and cost savings of such mergers and acquisitions or other restructuring may not be realized fully, or at all, or may take longer to realize than expected.  Acquisitions involve numerous risks any of which could harm our business, results of operations or the price of our ordinary shares.

We rely on a limited number of contractors as part of our research and development efforts.

We conduct a part of our research and development activities through outside contractors. We depend on our contractors’ ability to achieve stated milestones and commercialize our products, and on their ability to cooperate and overcome design difficulties. This reliance is likely to increase as a result of our recently announced restructuring, which principally affected our research and development organization in Norway. Our contractors may experience problems, including the inability to recruit professional personnel, which could delay our research and development process. These delays could:

•	increase our research and development expenses;
•	delay the introduction of our upgraded and new products to current and prospective customers and our penetration into new markets; and
•	adversely affect our ability to compete.

If our contractors fail to perform, we may be unable to secure alternative contractors that meet our needs. Moreover, qualifying new contractors may also increase our research and development expenses.

We sell other manufacturers’ products as an original equipment manufacturer, or OEM, which subjects us to various risks that may cause our revenues to decline.

We sell a limited number of products on an OEM basis through relationships with a number of manufacturers.  Some of these OEM products enable us to offer a complete solution to some of our customers.  These manufacturers have chosen to sell a portion of their systems through us in order to take advantage of our reputation and sales channels. The sale of these OEM products by us depends in part on the quality of these products, the ability of these manufacturers to deliver their products to us on time and their ability to provide both presale and post-sale support. Sales of OEM products by us expose our business to a number of risks, each of which could result in a reduction in the sales of our products. We face the risks of termination of these relationships, technical and financial problems these companies might encounter or the promotion of their products through other channels and turning them into competitors rather than partners. In addition, failure by our OEM manufacturers to deliver their products or discontinue production of their products may cause difficulty to and may have an adverse effect on our business.  If any of these risks materialize, we may not be able to develop alternative sources for these OEM products, which may cause us to lose certain customers or a part of their business which would cause our revenues to decline.

Implementation of a new enterprise resource planning system could disrupt our operations and cause unanticipated increases in our costs.

In 2012, we selected a new enterprise resource planning, or ERP, system to be implemented at our major offices worldwide.  The implementation of the new ERP system began in 2012 and went live at four of our major locations in July 2013. Full implementation of the ERP system could create problems with our planning, integration of data or compatibility with other internal systems.  We have invested and will continue to invest, significant capital and human resources in the implementation of the ERP system, which may be disruptive to our underlying business.  Any disruptions, delays or deficiencies in the design and implementation of the new ERP system, particularly any disruption, delays or deficiencies that impact our operations, could adversely affect our ability to process customer orders, ship products, provide services and support to our customers, bill and track our customers, conduct timely financial reporting and otherwise run our business.  Even if we do not encounter these adverse effects, the implementation of the new ERP system may be much more costly than we anticipated.

If we fail to obtain regulatory approval for our products, or if sufficient radio frequency spectrum is not allocated for use by our products, our ability to market our products may be restricted.

Radio communications are subject to regulation in most jurisdictions and to various international treaties relating to wireless communications equipment and the use of radio frequencies. Generally, our products must conform to a variety of regulatory requirements established to avoid interference among users of transmission frequencies and to permit interconnection of telecommunications equipment. Any delays in compliance with respect to our future products could delay the introduction of those products. Also, these regulatory requirements may change from time to time, which could affect the design and marketing of our products as well as the competition we face from other suppliers’ products.

In addition, in most jurisdictions in which we operate, users of our products are generally required to either have a license to operate and provide communications services in the applicable radio frequency or must acquire the right to do so from another license holder. Consequently, our ability to market our products is affected by the allocation of the radio frequency spectrum by governmental authorities, which may be by auction or other regulatory selection. These governmental authorities may not allocate sufficient radio frequency spectrum for use by our products or we may not be successful in obtaining regulatory approval for our products from these authorities. Historically, in many developed countries, the lack of available radio frequency spectrum has inhibited the growth of wireless telecommunications networks. If sufficient radio spectrum is not allocated for use by our products, our ability to market our products may be restricted which would have a materially adverse effect on our business, financial condition and results of operations. Additionally, regulatory decisions allocating spectrum for use in wireless hauling at frequencies used by our competitors’ products could increase the competition we face.

Other areas of regulation and governmental restrictions, including tariffs on imports and technology controls on exports or regulations related to licensing and allocation processes, could adversely affect our operations and financial results.

Our products are used in critical communications networks which may subject us to significant liability claims.

Since our products are used in critical communications networks, we may be subject to significant liability claims if our products do not work properly. The provisions in our agreements with customers that are intended to limit our exposure to liability claims may not preclude all potential claims. In addition, any insurance policies we have may not adequately limit our exposure with respect to such claims. We warrant to our current customers that our products will operate in accordance with our product specifications. If our products fail to conform to these specifications, our customers could require us to remedy the failure or could assert claims for damages. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, would be costly and time-consuming to defend, and could divert management’s attention and seriously damage our reputation and our business.

Widespread use of wireless products may have health and safety risks.

Our wireless communications products emit electromagnetic radiation. In recent years, there has been publicity regarding the potentially negative direct and indirect health and safety effects of electromagnetic emissions from wireless telephones and other wireless equipment sources, including allegations that these emissions may cause cancer. Health and safety issues related to our products may arise that could lead to litigation or other actions against us or to additional regulation of our products. We may be required to modify our technology and may not be able to do so. We may also be required to pay damages that may reduce our profitability and adversely affect our financial condition. Even if these concerns prove to be baseless, the resulting negative publicity could affect our ability to market these products and, in turn, could harm our business and results of operations. Claims against other wireless equipment suppliers or wireless service providers could adversely affect the demand for our hauling solutions.

If we are unable to protect our intellectual property rights, our competitive position may be harmed.

Our ability to compete will depend, in part, on our ability to obtain and enforce intellectual property protection for our technology internationally. We currently rely upon a combination of trade secret, trademark and copyright laws, as well as contractual rights, to protect our intellectual property.  In connection with the Nera Acquisition, we acquired certain patents and patent applications.  However, our patent portfolio may still not be as extensive as those of our competitors. As a result, we may have limited ability to assert any patent rights in negotiations with, or in counterclaiming against, competitors who assert intellectual property rights against us.

We also enter into confidentiality, non-competition and invention assignment agreements with our employees and contractors engaged in our research and development activities, and enter into non-disclosure agreements with our suppliers and certain customers so as to limit access to and disclosure of our proprietary information. We cannot assure you that any steps taken by us will be adequate to deter misappropriation or impede independent third-party development of similar technologies. Moreover, under current law, we may not be able to enforce the non-competition agreements with our employees to their fullest extent.

We cannot assure you that the protection provided to our intellectual property by the laws and courts of foreign nations will be substantially similar to the remedies available under U.S. law. Furthermore, we cannot assure you that third parties will not assert infringement claims against us based on foreign intellectual property rights and laws that are different from those established in the United States. Any such failure or inability to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

Defending against intellectual property infringement claims could be expensive and could disrupt our business.

The wireless equipment industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in often protracted and expensive litigation.  We have been exposed to infringement allegations in the past.   We may in the future be notified that we are allegedly infringing certain patent or other intellectual property rights of others. Any such litigation or claim could result in substantial costs and diversion of resources. In the event of an adverse result of any such litigation, we could be required to pay substantial damages (including potentially treble damages and attorney’s fees should a court find such infringement willful), cease the use and licensing of allegedly infringing technology and the sale of allegedly infringing products and expend significant resources to develop non-infringing technology or to obtain licenses for the infringing technology. We cannot assure you that we would be successful in developing such non-infringing technology or that any license for the infringing technology would be available to us on commercially reasonable terms, if at all.

If we fail to attract and retain qualified personnel, our business, operations and product development efforts may be materially adversely affected.

Our products require sophisticated research and development, marketing and sales, and technical customer support. Our success depends on our ability to attract, train and retain qualified personnel in all these professional areas while also taking into consideration varying geographical needs and cultures. We compete with other companies for personnel in all of these areas, both in terms of profession and geography, and we may not be able to hire sufficient personnel to achieve our goals or support the anticipated growth in our business. The market for the highly-trained personnel we require globally is competitive, due to the limited number of people available with the necessary technical skills and understanding of our products and technology. If we fail to attract and retain qualified personnel due to compensation or other factors, our business, operations and product development efforts would suffer.

If we are characterized as a passive foreign investment company, our U.S. shareholders may suffer adverse tax consequences, including higher tax rates and potentially punitive interest charges on certain distributions and on the proceeds of share sales.

We do not believe that for 2012 we were a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Non-U.S. corporations may generally be characterized as a PFIC if for any taxable year either (1) in which 75% or more of such company’s gross income is passive income, or (2) at least 50% of the average value of all such company’s assets are held for the production of, or produce, passive income. If we are characterized as a PFIC, our U.S. shareholders may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than capital gain income, and having potentially punitive interest charges apply to the proceeds of share sales.  Similar rules apply to distributions that are “excess distributions.”

It is possible that the United States Internal Revenue Service could attempt to treat us as a PFIC for the 2012 taxable or prior years. The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of our future income, assets, activities and market capitalization, including fluctuations in the price of our ordinary shares, which are relevant to this determination. Accordingly, there can be no assurance that we will not become a PFIC in 2013 or in subsequent years. For a discussion of the rules relating to passive foreign investment companies and related tax consequences, please see the section of this prospectus supplement entitled “Tax Considerations.”

The price of our ordinary shares is subject to volatility.

The price of our ordinary shares has experienced volatility in the past and may continue to do so in the future.  In the two year period ended September 30, 2013, the price of our ordinary shares has ranged from a high of $10.83 to a low of $3.00.  On December 31, 2012 and September 30, 2013, the closing price of our ordinary shares was $4.41 and $4.21, respectively.  Other factors that may contribute to wide fluctuations in our market price, many of which are beyond our control, include, but are not limited to:

•	announcement of corporate transactions or other events impacting our revenues;
•	announcements of technological innovations;
•	customer orders or new products or contracts;
•	competitors’ positions in the market;
•	changes in financial estimates by securities analysts;
•	our earnings releases and the earnings releases of our competitors;
•	the general state of the securities markets (with particular emphasis on the technology and Israeli sectors thereof); and
•	the general state of the credit markets, the current volatility of which could have an adverse effect on our investments.

In addition to the volatility of the market price of our shares, the stock market in general and the market for technology companies in particular have been highly volatile and at times thinly traded. Investors may not be able to resell their shares following periods of volatility.

Due to the size of their shareholdings, Yehuda and Zohar Zisapel have influence over matters requiring shareholder approval.

As of November 15, 2013, Yehuda Zisapel and his wife Nava Zisapel beneficially owned, directly or indirectly, 6.1% of our outstanding ordinary shares; and Zohar Zisapel, our Chairman, beneficially owned, directly or indirectly, 14.0% of our outstanding ordinary shares. Such percentages include options which are exercisable within 60 days of November 15, 2013. Yehuda and Zohar Zisapel, who are brothers, do not have a voting agreement. Regardless, these shareholders may influence the outcome of various actions that require shareholder approval. Yehuda and Nava Zisapel have an agreement which provides for certain coordination in respect of sales of shares of Ceragon as well as for tag along rights with respect to off-market sales of Ceragon.

Provisions of our Articles of Association, Memorandum of Association, Israeli law and financing documents could delay, prevent or make difficult a change of control and therefore depress the price of our shares.

Any modification of our Memorandum of Association, including the increase of our registered share capital, requires a 75% majority vote of the votes represented at the meeting in person or by proxy and voting thereon, and although according to our Articles of Association, a merger in general is subject to an over 50% majority of such votes, such a requirement may subject certain types of merger transactions or other business combinations to such super-majority approval requirements. Additionally, under certain circumstances, a request of a creditor of a party to the proposed merger to the court may delay or prevent a merger. Further, a merger generally may not be completed until the passage of certain time periods. In certain circumstances, an acquisition of shares in a public company must be made by means of a tender offer. Our Articles of Association provide that our directors (other than the external directors) are appointed for a period of three years.  This longer appointment term may discourage a takeover of our company.

Furthermore, certain provisions of other Israeli laws may have the effect of delaying, preventing or making more difficult an acquisition of or merger with us. For example, Israeli tax law treats some acquisitions, such as share-for-share exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. In addition, approvals of a merger that may be in certain circumstances required under the Restrictive Trade Practices Law, 1988, and under of the Israeli Law for the Encouragement of Industrial Research and Development of 1984 may impede, delay or restrict our ability to consummate a merger or similar transaction.

Risks Relating to Israel

Conditions related to the Israel-Arab conflict may disrupt our ability to design, produce and sell our products. This could result in a decrease of our revenues.

Our principal offices and a substantial portion of our research and development and contract manufacturers’ facilities are located in Israel. Accordingly, we are directly influenced by the political, economic and military conditions affecting Israel.

Israel has been subject to a number of armed conflicts that have taken place between it and its Arab neighbors. While Israel has entered into peace agreements with both Egypt and Jordan, Israel has not entered into peace arrangements with any other neighboring countries and the numerous uprisings in North Africa and the Middle East, including in Egypt, Syria and Jordan which border Israel, have introduced additional uncertainty in the region. Recent events in Iran, including reports of its continuing nuclear development program, have further heightened the antipathy between Israel and Iran.

Over the past several years there has been a significant deterioration in Israel’s relationship with the Palestinian Authority and a related increase in violence, including recent hostilities related to Lebanon and the Gaza Strip, which is controlled by the Hamas militant group. Efforts to resolve the problem have failed to result in a permanent solution. In 2012 Israel experienced another round of armed conflict with Hamas in the Gaza Strip, with missiles reaching as far as Tel-Aviv. Any armed conflicts, terrorist activities or political instability in the region could adversely affect our business, financial condition and results of operations.  Further deterioration of relations with the Palestinian Authority, Hamas or countries in the Middle East could disrupt international trading activities in Israel and may materially and negatively affect our business conditions and those of our major contract manufacturers and could harm our results of operations. In addition, a significant number of our employees who are Israeli citizens are subject to an obligation to perform reserve military service.  In case of further regional instability such employees who may include one or more of our key employees may be absent for extended periods of time which may materially adversely affect our business.

Certain countries, as well as certain companies and organizations, primarily in the Middle East, as well as Malaysia and Indonesia, continue to participate in a boycott of Israeli firms and others doing business with Israel and Israeli companies. Thus, there have been sales opportunities that we could not pursue and there may be such opportunities in the future from which we will be precluded. For example, certain countries participating in the boycott described above have recently been increasing their investment in telecom operators in Africa. This growing control of the market in Africa could lead to a decrease of our sales in Africa in the future. The boycott, restrictive laws, policies or practices directed towards Israel or Israeli businesses could, individually or in the aggregate, have a material adverse effect on our business in the future.

We can give no assurance that the political and security situation in Israel, as well as the economic situation, will not have a material impact on our business in the future.

Since we received Israeli government grants for research and development expenditures, we are subject to ongoing restrictions and conditions, including restrictions on our ability to manufacture products and transfer technologies or know how outside of Israel.

We received grants from the Government of Israel through the Office of the Chief Scientist of the Ministry of Economy, or the OCS, for the financing of a significant portion of our research and development expenditures in Israel through the end of 2006.  We therefore must comply with the requirements of the Israeli law for the Encouragement of Industrial Research and Development of 1984 and regulations promulgated thereunder, which we refer to as the R&D Law, with respect to a portion of our products which are deemed to have been developed with OCS funding.  The R&D Law and the terms of the grants we received restrict our ability to  transfer technology or know how developed with OCS grants or any rights derived from such technology or know how, including by way of the sale of the technology or know how, the grant of a license to such technology or know how or the manufacture of our products based on such technology or know how, outside of Israel unless we obtain the approval of the OCS.    There is no assurance that we will receive such OCS approvals. Even if such OCS approvals are obtained we will be required to pay increased royalties to the OCS for the transfer of manufacture or, in case of a transfer of the technology or know how outside of Israel by way of a sale or granting of a license, be required to pay a percentage of the consideration paid for such transfer, but not less than the OCS grants. These restrictions and requirements for payment may impair our ability to sell our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know how developed with OCS funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the OCS. In addition, under the R&D Law, any non-Israeli who becomes a direct holder of 5% or more of our share capital is required to notify the OCS and to undertake to observe the law governing the grant programs of the OCS, the principal restrictions of which are the transferability limits described above in this paragraph.

In addition, in 2013 we received a new approval for a grant from the Government of Israel through the OCS, for the financing of certain research and development expenditures in Israel (the “New Grant”) in the amount of approximately $660,000.  The New Grant requires us to comply with the requirements of the R&D Law in the same manner applicable to previous grants, provided, however, that the obligation to pay royalties on sales of products based on technology or know how developed with the New Grant is suspended subject to certain conditions; For example, in the case of transfer of the technology or know how developed with the New Grant including without limitation by way of sale or exclusive license, we will be required to pay royalties on all past sales of products based on technology or know how developed with the New Grant.

The tax benefits to which we are currently entitled from our approved enterprise program and our beneficiary enterprise program require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to pay increased taxes and would likely be denied these benefits in the future.

The Company has capital investment programs that have been granted approved enterprise status (“Approved Programs”) and a program under beneficiary enterprise status pursuant to the Law for the Encouragement of Capital Investments, 1959 (“Beneficiary Program”). When we begin to generate taxable income from these approved and/or beneficiary enterprise programs, the portion of our income derived from these programs will be exempt from tax for a period of two years and will be subject to a reduced tax for an additional eight years thereafter, depending on the percentage of our share capital held by non-Israelis. The benefits available to an approved enterprise program are dependent upon the fulfillment of conditions stipulated under applicable law and in the certificate of approval. If we fail to comply with these conditions, in whole or in part, we may be required to pay additional taxes for the period in which we benefited from the tax exemption or reduced tax rates and would likely be denied these benefits in the future. The amount by which our taxes would increase will depend on the difference between the then applicable tax rate for regular enterprises and the rate of tax, if any, that we would otherwise pay as an approved enterprise and/or beneficiary enterprise, and the amount of any taxable income that we may earn in the future.

The tax benefits available to approved and beneficiary enterprise programs may be reduced or eliminated in the future. This would likely increase our tax liability.

The Israeli government may reduce or eliminate in the future tax benefits available to approved and/or beneficiary enterprise programs. Our approved and beneficiary program and the resulting tax benefits may not continue in the future at their current levels or at any level and the new legislation regarding Preferred Enterprise may not be applicable to us or may not fully compensate us for such change. The termination or reduction of these tax benefits would likely increase our tax liability. The amount, if any, by which our tax liability would increase will depend upon the rate of any tax increase, the amount of any tax benefit reduction, and the amount of any taxable income that we may earn in the future.

It may be difficult to enforce a U.S. judgment against us, and our officers and directors, to assert U.S. securities laws claims in Israel and to serve process on substantially all of our officers and directors.

We are incorporated under the laws of the State of Israel. Service of process upon our directors and officers, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of them may not be collectible within the United States. It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. final judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, and including a judgment for the payment of compensation or damages in a non-civil matter, provided that:

•	the judgment was given by a court which was, according to the laws of the state of the court, competent to give it;
•	the judgment is executory in the state in which it was given;
•	the judgment is no longer appealable;

•	the judgment was given by a court that is competent to do so under the rules of private international law applicable in Israel;
•	there has been due process and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy;
•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and
•	an action between the same parties in the same matter is not pending in any Israeli court or tribunal at the time the lawsuit is instituted in the U.S. court.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

Your rights and responsibilities as our shareholder will be governed by Israeli law which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our Articles of Association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in United States-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company or has another power with respect to the company, has a duty to act in fairness towards the company. Israeli law does not define the substance of this duty of fairness and there is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

Risks Related to This Offering

Investors will incur an immediate dilution from the public offering price.

Because the price per share of our ordinary shares being offered is substantially higher than the book value per share of our ordinary shares, you will suffer substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering. After giving effect to the sale of 13, 500,000 ordinary shares in this offering at an assumed public offering price of $2.97 per share, the last reported sales price of our ordinary shares on the Nasdaq Global Select Market on November 18, 2013, if you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of $      per ordinary share in the net tangible book value of the ordinary shares, as of September 30, 2013. See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

A substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of our ordinary shares to decline.

Pursuant to this offering, we will sell            ordinary shares, or approximately      %, of our outstanding ordinary shares as of September 30, 2013. This sale and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of our ordinary shares. We cannot predict the effect, if any, that market sales of those ordinary shares or the availability of those ordinary shares for sale will have on the market price of our ordinary shares.

Our management has broad discretion over the use of proceeds from this offering.

Our management and board of directors have significant flexibility in applying, and retain significant discretion with respect to the use of, the proceeds that we receive from this offering. The proceeds of this offering may be used in a manner that does not generate favorable returns. We could use such net proceeds for purposes other than those contemplated at the time of this offering.

We may need additional funds in the future. We may be unable to obtain additional funds or if we obtain financing it may not be on terms favorable to us.

Based on our current plans, we believe our existing cash and cash equivalents along with cash generated from operations will be sufficient to fund our operating expenses and capital requirements through December 31, 2014, although there is no assurance of this result, and we may need funds in the future. If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. If we are unable to obtain additional funds on terms favorable to us, we may be required to reduce our operating activities.

We do not anticipate paying any dividends.

No dividends have been paid on our ordinary shares. We do not intend to pay cash dividends on our ordinary shares in the foreseeable future, and anticipate that profits, if any, received from operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other relevant factors including, without limitation, the conditions set forth in the Israeli Companies Law 1999.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources, restructuring costs, cost savings and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

                Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page S-7 of this prospectus supplement, page 2 of the accompanying prospectus and in the documents incorporated by reference. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

You should keep in mind that any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements herein or therein after the date hereof or thereof, except as required by federal securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of            of our ordinary shares in this offering will be approximately $       million, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive net proceeds of approximately $      million, after deducting underwriter discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds we receive from this offering for general corporate purposes.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, our management will have broad discretion in the allocation of the net proceeds of this offering for any purpose, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

Pending the final application of the net proceeds of this offering we intend to invest the net proceeds of this offering in interest-bearing and investment-grade securities.

DILUTION

If you purchase our ordinary shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our ordinary shares after this offering. Our net tangible book value as of September 30, 2013, was approximately $91.8 million, or approximately $2.49 per ordinary share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.  Unless otherwise noted, all information contained in this dilution section assumes that the underwriters do not exercise their over-allotment option.

Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of ordinary shares in this offering and the net tangible book value per ordinary share immediately after completion of this offering. After giving effect to the sale of 13,500,000 ordinary shares in this offering at an assumed public offering price of $2.97 per share, the last reported sales price of our ordinary shares on the Nasdaq Global Select Market on November 18, 2013, our net tangible book value as of September 30, 2013, would have been $131.9 million, or $2.62 per share. This amount represents an immediate increase in net tangible book value to existing shareholders of $0.13 per share and an immediate dilution in net tangible book value of $0.35 per share to purchasers of shares of ordinary shares in this offering, as illustrated in the following table (without giving effect to the over-allotment option granted to the underwriters):

Assumed public offering price per ordinary share		2.97
Net tangible book value per share as of September 30, 2013	2.49
Increase in net tangible book value per share after giving effect to this offering	0.13

Pro forma net tangible book value per share as of September 30, 2013	2.62

Dilution in net tangible book value per share to new investors		0.35

This table assumes no exercise of outstanding options or warrants or vesting or outstanding restricted share units. To the extent that options or warrants are exercised, there will be further dilution to new investors.

If the underwriters’ over-allotment option is exercised in full, our pro forma net tangible book value per share after giving effect to this offering would be $      per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $      per share.

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of the offering is subject to adjustment based on the actual offering price of our ordinary shares and other terms of this offering determined at pricing.

CAPITALIZATION

The following unaudited table sets forth our capitalization as of September 30, 2013:

•	on an actual basis; and

•
on an as adjusted basis to give effect to our sale of            ordinary shares, after deducting an assumed underwriting discount and estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase an additional            ordinary shares).

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2013
(In thousands, except share data)	Actual	As Adjusted
	(unaudited)
Shareholders’ equity:
Ordinary shares of NIS 0.01 par value Authorized: 60,000,000 shares at September 30, 2013; Issued: 40,338,691 shares at September 30, 2013; Outstanding: 36,857,168 shares at September 30, 2013(1), on an as adjusted basis.	$98	$
Additional paid-in capital	322,025
Treasury shares at cost – 3,481,523 ordinary shares as of September 30, 2013	(20,091)
Accumulated other comprehensive loss, net of taxes	(1,272)
Accumulated deficit	(186,015)
Total shareholders’ equity	$114,745	$

(1)	Based on 36,857,168 ordinary shares outstanding as of September 30, 2013. This number does not include, as of September 30, 2013:

•
6,212,158 ordinary shares issuable upon the exercise of outstanding options to purchase 6,129,158 ordinary shares at a weighted average exercise price of $8.23  per share, and vesting of 83,000 restricted share units outstanding;

•	1,100,638 ordinary shares available for grant under our Amended and Restated Share Option and RSU Plan; and

•	3,481,523 treasury shares held by us.

MATERIAL TAX CONSIDERATIONS

Israeli Taxation

The following is a summary of the principal Israeli tax laws applicable to us, and of the Israeli government programs benefiting us. This summary does not discuss all the acts of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Some parts of this discussion are based on new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax consequences.

INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax. In 2013, the corporate tax rate is 25% of their taxable income. The corporate tax rate for 2014 is 26.5%. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise or a Beneficiary Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to the prevailing corporate tax rate.

The Law for the Encouragement of Capital Investments, 1959

Tax Benefits before the 2005 amendment

The Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investments Law, provides that a proposed capital investment in eligible facilities may be designated as an approved enterprise. See “Tax Benefits under the 2005 Amendment” below regarding an amendment to the Investments Law that came into effect in 2005 and “Tax Benefits under the 2011 Amendment” regarding an amendment to the Investment Law that came into effect in 2011.

Generally, an investment program that is implemented in accordance with the provisions of the Investment Law (“Approved Enterprise”) is entitled to benefits.  These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the location of the facility in which the investment is made or the election of the grantee.  An application to the Investment Center of the Ministry of Industry and Trade (the “Investment Center”), must be submitted to obtain Approved Enterprise status.  Each instrument of approval for an Approved Enterprise relates to a specific investment program that is defined both by the financial scope of the investment, including sources of funds, and by the physical characteristics of the facility or other assets.  The tax benefits available under any instrument of approval relate only to taxable profits attributable to the specific program and are contingent upon meeting the criteria set out in the instrument of approval.

A company owning an Approved Enterprise may elect to forego any entitlement to the grants otherwise available under the Investment Law and, instead, participate in an alternative package of benefits.  Under the alternative package of benefits, a company’s undistributed income derived from an Approved Enterprise will be exempt from corporate tax for a period of between two and ten years from the first year of taxable income after the commencement of production, depending on the geographic location of the Approved Enterprise within Israel. The benefits commence on the date on which that taxable income is first earned.  Upon expiration of the exemption period, the Approved Enterprise is eligible for the reduced tax rates otherwise applicable under the Investment Law for any remainder of the otherwise applicable benefits period. However, this period is limited to twelve years from commencement of production or fourteen years from the date of approval, whichever is earlier.

A company that has an Approved Enterprise program is eligible for further tax benefits if it qualifies as a foreign investors’ company (“FIC”).  An FIC is essentially a company in which more than 25% of its  rights (in terms of shares, rights to profits, voting and appointment of directors) and combined share and loan capital are owned, directly or indirectly, by non-Israeli residents.  If a company that has an Approved Enterprise program is a wholly-owned subsidiary of another company, then the percentage of foreign investment is determined based on the percentage of foreign investment in the parent company. The determination as to whether or not a company qualifies as an FIC is made on an annual basis. A company that qualifies as an FIC and has an Approved Enterprise program is eligible for tax benefits for a ten-year benefit period (instead of seven).

Depending on the geographic location of the Approved Enterprise within Israel, income derived from the Approved Enterprise program may be exempt from tax on its undistributed income for a period of between two and ten years and will be subject to a reduced tax rate for rest of the benefits period (up to eight years).  The tax rate for the additional benefits period is 25%, unless the level of foreign investment exceeds 49%, in which case the tax rate is 20% if the foreign investment is 49% or more and less than 74%; 15% if 74% or more and less than 90%; and 10% if 90% or more.

A company that has elected the alternative package of benefits and that subsequently pays a dividend out of income derived from the Approved Enterprise during the tax exemption period will be subject to tax on the gross amount distributed.  The tax rate will be the rate which would have been applicable had the company not elected the alternative package of benefits.  This rate is generally 10%-25%, depending on the percentage of the company’s shares held by foreign shareholders.  The dividend recipient is subject to withholdings of tax at the source by the company at the reduced rate applicable to dividends from Approved Enterprises, which is 15% (20% with respect to dividends to be distributed as of January 1, 2014 provided that the income from which the dividend is distributed was generated on or after January 1, 2014 and subject to certain conditions ), or at the lower rate provided under an applicable tax treaty, if the dividend is distributed during the tax exemption period or within 12 years after the period. This limitation does not apply to an FIC.

The benefits available to an Approved Enterprise are conditional upon the fulfillment of conditions stipulated in the Investments Law and its regulations and the criteria in the specific certificate of approval, as described above.  If a company does not meet these conditions, in whole or in part, it would be required to refund the amount of tax benefits, with the addition of the consumer price index linkage adjustment and interest.

The Investment Center has granted Approved Enterprise status to three investment programs at our former facility in Tel Aviv and we have derived and expect to continue to derive a substantial portion of our income from these programs. We have elected the alternative package of benefits under these Approved Enterprise programs.  The portion of our income derived from these Approved Enterprise programs will be exempt from tax for a period of two years commencing in the first year in which there is taxable income after the commencement of production and will be subject to a reduced company tax of between 10% and 25% for the subsequent period of five years, or up to eight years if the percentage of non-Israeli investors who hold our ordinary shares exceeds 25%.  The period of tax benefits for our Approved Enterprise programs has not yet commenced, because we have yet to realize taxable income.

Tax Benefits under the 2005 Amendment

        On April 1, 2005, an amendment to the Investments Law (the “2005 Amendment”) came into force. The 2005 Amendment includes revisions to the criteria for investments qualified to receive tax benefits as an Approved Enterprise. The 2005 Amendment applies to new investment programs and investment programs commencing after 2004, and does not apply to investment programs approved prior to December 31, 2004, whose benefits will remain as they were on the date of such approval. Pursuant to the 2005 Amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments. However, a company that was granted benefits according to section 51 of the Investments Law (prior to the 2005 Amendment) would not be allowed to choose a new tax year as a year of election (as described below) under the 2005 Amendment for a period of 2 years from the company’s previous year of commencement under the old Investment Law.

        The Company will continue to enjoy its current tax benefits in accordance with the provisions of the Investment Law prior to its revision. However, if the Company is granted any new benefits in the future, they will be subject to the provisions of the amended Investment Law. Therefore, the above discussion is a summary of the Investment Law prior to its amendment and the following is a discussion of the relevant changes contained in the new legislation.

        An enterprise that qualifies under the 2005 Amendment is referred to as a “Beneficiary Enterprise”, rather than “Approved Enterprise”. The 2005 Amendment simplifies the approval process: according to the 2005 Amendment, only Approved Enterprises receiving cash grants require the approval of the Investment Center. As a result, a company is no longer required to obtain the advance approval of the Investment Center in order to receive tax benefits. Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set out by the 2005 Amendment.

Tax benefits are available under the 2005 Amendment to production facilities (or other eligible facilities), which are generally required to derive more than 25% of their business income from export to specific markets with a population of at least 12 million (following an amendment which became effective as of July 2013, the export criteria was increased to markets with population of at least 14 million, such export criteria will further increase in the future by 1.4% per annum). In order to receive the tax benefits, the 2005 Amendment states that the company must make an investment in the Beneficiary Enterprise exceeding a certain percentage or a minimum amount specified in the Investments Law. Such investment may be made over a period of no more than three years ending at the end of the year in which the company requested to have the tax benefits apply to the Beneficiary Enterprise (the “Year of Election”). A company wishing to receive the tax benefits afforded to a Beneficiary Enterprise is required to select the tax year from which the period of benefits under the Investments Law are to commence by notifying the Israeli Tax Authority within 12 months of the end of that year. Companies are also granted the right to approach the Israeli Tax Authority for a pre-ruling regarding their eligibility for benefits under the 2005 Amendment. Where the company requests to have the tax benefits apply to an expansion of existing facilities, then only the expansion will be considered a Beneficiary Enterprise and the company’s effective tax rate will be the result of a weighted combination of the applicable rates. In this case, the minimum investment required in order to qualify as a Beneficiary Enterprise is required to exceed a certain percentage or a minimum amount of the company’s production assets before the expansion.

The duration of tax benefits is subject to a limitation of the earlier of 7 to 10 years from the Commencement Year, or 12 years from the first day of the Year of Election. The tax benefits granted to a Beneficiary Enterprise are determined, as applicable to its geographic location within Israel, according to one of the following new tax routes, which may be applicable to us:

•
Similar to the currently available alternative route, exemption from corporate tax on undistributed income for a period of two to ten years, depending on the geographic location of the Beneficiary Enterprise within Israel, and a reduced corporate tax rate of 10% to 25% for the remainder of the benefits period, depending on the level of foreign investment in each year.  Benefits may be granted for a term of seven to ten years, depending on the level of foreign investment in the company.  If the company pays a dividend out of income derived from the Beneficiary Enterprise during the tax exemption period, such income will be subject to corporate tax at the applicable rate (10%-25%) in respect of the gross amount of the dividend that we may distribute. The company is required to withhold tax at the source at a rate of 15% (20% with respect to dividends to be distributed as of January 1, 2014, provided that the income from which the dividend is distributed was generated on or after January 1, 2014  and subject to certain conditions or such lower rate as may be provided in an applicable tax treaty) from any dividends distributed from income derived from the Beneficiary Enterprise; and

•
A special tax route, which enables companies owning facilities in certain geographical locations in Israel to pay corporate tax at the rate of 11.5% on income of the Beneficiary Enterprise. The benefits period is ten years. Upon payment of dividends, the company is required to withhold tax at source at a rate of 15% (20% with respect to dividends to be distributed as of January 1, 2014, provided that the income from which the dividend is distributed was generated on or after January 1, 2014, and subject to certain conditions or such lower rate as may be provided in an applicable tax treaty) for Israeli residents and at a rate of 4% for foreign residents.

The benefits available to a Beneficiary Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, together with consumer price index linkage adjustment and interest, or other monetary penalties.

As of September 30, 2013, we did not generate income under the provisions of the new law.

Tax Benefits under the 2011 Amendment

As of January 1, 2011 new legislation amending to the Investment Law came into effect (the “2011 Amendment”). The 2011 Amendment introduced a new status of “Preferred Company” and “Preferred Enterprise”, replacing the existed status of “Beneficiary Company” and “Beneficiary Enterprise”. Similarly to “Beneficiary Company”, a Preferred Company is an industrial company owning a Preferred Enterprise which meets certain conditions (including a minimum threshold of 25% export). However, under this new legislation the requirement for a minimum investment in productive assets was cancelled.

Under the 2011 Amendment, a uniform corporate tax rate will apply to all qualifying income of the Preferred Company, as opposed to the former law, which was limited to income from the Approved Enterprises and Beneficiary Enterprise during the benefits period.  The uniform corporate tax rate will be 7 % in areas in Israel designated as Development Zone A and 12.5% elsewhere in Israel during 2013, 9% and 16%, respectively, in 2014.

A dividend distributed from income which is attributed to a Preferred Enterprise/Special Preferred Enterprise will be subject to withholding tax at source at the following rates: (i) Israeli resident corporation – 0%, (ii) Israeli resident individual – 15% in 2013 and 20% as of 2014 (iii) non-Israeli resident - 15% in 2013 and 20% as of 2014 subject to a reduced tax rate under the provisions of an applicable double tax treaty.

The provisions of the 2011 Amendment also provided transitional provisions to address companies already enjoying current benefits. These transitional provisions provide, among other things, that  unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011: (i) the terms and benefits included in any certificate of approval that was granted to an Approved Enterprise, which chose to receive grants before the 2011 Amendment came into effect will remain subject to the provisions of the Investment Law as in effect on the date of such approval, and subject to certain conditions; (ii) terms and benefits included in any certificate of approval that was granted to an Approved Enterprise, which had participated in an alternative benefits program before the 2011 Amendment came into effect will remain subject to the provisions of the Investment Law as in effect on the date of such approval, provided that certain conditions are met; and (iii) a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

We examined the possible effect of the 2011 Amendment on our financial statements, if at all, and at this time do not believe we will opt to apply the amendment.

Taxation of Shareholders

Capital Gains

Israeli law generally imposes a capital gains tax on the sale of capital assets.  The Israeli Income Tax Ordinance (New Version), (1961) (the “Ordinance”) distinguishes between the “Real Capital Gain” and the “Inflationary Surplus”.  The Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index (CPI) or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale.  The Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus.

Israeli Resident Shareholders

Generally, as of January 1, 2006, the tax rate applicable to Real Capital Gain derived by Israeli individuals from the sale of shares which had been purchased on or after January 1, 2003, whether or not listed on a stock exchange, is 25%, unless such shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares, in which case the gain will generally be taxed at a rate of 30%.  Additionally, if such a shareholder is considered a Substantial Shareholder (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of any of the company’s “means of control” (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company’s liquidation proceeds and the right to appoint a director)) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. Individual shareholders dealing with securities in Israel are taxed at their marginal tax rates applicable to business income (up to 48% in 2013, and up to 50% in 2014).

Furthermore, beginning on January 1, 2013, an additional tax liability at the rate of 2% was added to the applicable tax rate on the annual taxable income of the individuals (whether any such individual is an Israeli resident or non-Israeli resident) exceeding NIS 811,560 (in 2013) (hereinafter, “Excess Tax”).

Israeli Resident Corporations

Under present Israeli tax legislation, the tax rate applicable to Real Capital Gain derived by Israeli resident corporations from the sale of shares of an Israeli company is the general corporate tax rate (25% in 2013, to be increased to 26.5% from 2014).

Non-Israeli Resident Shareholders

Israeli capital gain tax is imposed on the disposal of capital assets by a non-Israeli resident if such assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company; or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise.

Notwithstanding the foregoing, shareholders who are non-Israeli residents (individuals and corporations) are generally exempt from Israeli capital gain tax on any gains derived from the sale, exchange or disposition of shares publicly traded on the Tel Aviv Stock Exchange or on a recognized stock exchange outside of Israel, provided, among other things, that (i) such gains are not generated through a permanent establishment that the non-Israeli resident maintains in Israel, (ii) the shares were purchased after being listed on a recognized stock exchange, and (iii) with respect to shares listed on a recognized stock exchange outside of Israel, such shareholders are not subject to the Inflationary Adjustments Law.  However, non-Israeli corporations will not be entitled to the foregoing exemptions if an Israeli resident (a) has a controlling interest of 25% or more in such non-Israeli corporation, or (b) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.  Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

In addition, a sale of securities may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty.  For example, under the U.S.-Israel Tax Treaty, (“U.S-Israel Treaty”), the sale, exchange or disposition of shares of an Israeli company by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Treaty) holding the shares as a capital asset is exempt from Israeli capital gains tax unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding such sale, exchange or disposition; (ii) the shareholder, being an individual, has been present in Israel for a period or periods of 183 days or more in the aggregate during the applicable taxable year; or (iii) the capital gains arising from such sale are attributable to a permanent establishment of the shareholder which is maintained in Israel. In either case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Treaty, a U.S. resident would be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S-Israel Treaty does not provide such credit against any U.S. state or local taxes.

Payors of consideration for traded securities, like our common shares, including the purchaser, the Israeli stockbroker effectuating the transaction, or the financial institution through which the sold securities are held, are required, subject to any of the foregoing exemptions and the demonstration of a shareholder regarding his, her or its foreign residency, to withhold tax upon the sale of publicly traded securities from the consideration or from the Real Capital Gain derived from such sale, as applicable, at the rate of 25%.

Upon the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and July 31 of every tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Ordinance and regulations promulgated thereunder, the aforementioned return need not be filed and no advance payment must be paid. Capital gain is also reportable on the annual income tax return.

Dividends

Israeli Resident Shareholders

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our common shares (other than bonus shares or share dividends) at 25% (plus Excess Tax if applicable), or 30% (plus Excess Tax if applicable) if the recipient of such dividend is a Substantial Shareholder at the time of distribution or at any time during the preceding 12-month period.  Dividends distributed from taxable income accrued during the period of benefit of an Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise are subject to withholding tax as mentioned above in section “The Law for the Encouragement of Capital Investments, 1959.”

Israeli Resident Corporations

 Israeli resident corporations are generally exempt from Israeli corporate tax for dividends paid on our common shares from income sourced in Israel. Dividends distributed from taxable income accrued during the period of benefit of an Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise are subject to withholding tax as mentioned above in section “The Law for the Encouragement of Capital Investments, 1959.

Non-Israeli Resident Shareholders

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli withholding tax on the receipt of dividends paid for publicly traded shares, at the rate of 25%, so long as the shares are registered with a Nominee Company, which is a company incorporated to be a holder of record and distribution agent of publicly traded or other securities in accordance with the Israeli Securities Law, at the rate of 30% on dividends paid to Substantial Shareholders whose shares are not registered with a Nominee Company or 15% (20% with respect to dividends to be distributed beginning as of January 1, 2014, provided that the income from which the dividend is distributed was generated on or after January 1, 2014 and subject to certain conditions) ~~i~~f the dividend is distributed from income attributed to Approved or Beneficiary Enterprises, unless a reduced rate is provided under an applicable tax treaty.  For example, under the U.S.-Israel Treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our common shares who is a U.S. resident (for purposes of the U.S.-Israel Treaty) is 25%.  However, generally, the maximum rate of withholding tax on dividends, not generated by our Approved or Beneficiary Enterprises, that are paid to a U.S. corporation holding at least 10% or more of our outstanding voting capital from the start of the tax year preceding the distribution of the dividend through (and including) the distribution of the dividend, is 12.5%, provided that no more than 25% of our gross income for such preceding year consists of certain types of dividends and interest.  Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise or a Preferred Enterprise are subject to a withholding tax rate of 15% for such a U.S. shareholder, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met.  If the dividend is attributable partly to income derived from an Approved Enterprise, a Beneficiary Enterprise or a Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in United States tax legislation.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Payors of dividends on our common shares, including the Israeli stockbroker effectuating the transaction, or the financial institution through which the securities are held, are required, subject to any of the foregoing reduced tax rates and the demonstration of a shareholder regarding his, her or its foreign residency, to withhold tax upon the distribution of dividend at the rate of 25%, so long as the shares are registered with a Nominee Company (for corporations and individuals).

U.S. Federal Income Tax Considerations

U.S. Taxation

The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our ordinary shares to a U.S. holder.

For purposes of this discussion, a “U.S. holder” is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or another entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, or any political subdivision thereof or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust, if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) if the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase, hold or dispose of the Company’s ordinary shares. This summary generally considers only U.S. holders that will own the ordinary shares as capital assets and does not consider the U.S. tax consequences to a person that is not a U.S. holder or the tax treatment of persons who hold the ordinary shares through a partnership or other pass-through entity. In addition, the possible application of U.S. federal estate or gift taxes or any aspect of state, local or non-U.S. tax laws is not considered. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed Treasury Regulations promulgated under the Code, and administrative and judicial interpretations of the Code, all as in effect today and all of which may change, possibly with a retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. holder based on the holder’s particular circumstances, such as,

•	persons who own, directly, indirectly or constructively, 10% or more (by voting power or value) of our outstanding voting shares;

•	persons who hold the ordinary shares as part of a hedging, straddle or conversion transaction;

•	persons whose functional currency is not the U.S. dollar;

•	persons who acquire their ordinary shares in a compensatory transaction;

•	broker-dealers;

•	insurance companies;

•	regulated investment companies;

•	real estate investment companies;

•	traders who elect to mark-to-market their securities;

•	tax-exempt organizations;

•	banks or other financial institutions;

•	certain former citizens or long-term residents of the United States; and

•	persons subject to the alternative minimum tax.

EACH U.S. SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF AN INVESTMENT IN THE ORDINARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Distributions on the Ordinary Shares

We currently do not intend to pay dividends for at least the next several years. However, if we make any distributions of cash or other property to a U.S. holder of our ordinary shares, the amount of the distribution for U.S. federal income tax purposes will equal the amount of cash and the fair market value of any property distributed and will also include the amount of Israeli taxes withheld, if any, as described above under “Israeli Taxable Dividends”. In general (and subject to the PFIC rules discussed below), any distribution paid by us on the ordinary shares to a U.S. holder will be treated as dividend income if the distribution does not exceed our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes.  The amount of any distribution which exceeds these earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. holder’s tax basis in its ordinary shares to the extent thereof, and then as capital gain. If holding period and other requirements are met, dividends paid to non-corporate U.S. holders in taxable years beginning after December 31, 2012 should generally qualify for the reduced maximum tax rate of 20% as long as our common shares remain “readily tradable on an established securities market in the United States” or we are eligible for the benefits of the U.S.-Israel income tax treaty, provided that we are not considered a PFIC (as discussed below) in the taxable year in which the dividend is paid or in the preceding taxable year.   Corporate holders generally will not be allowed a deduction for dividends received on the ordinary shares.

A dividend paid by us in NIS will be included in the income of U.S. holders at the U.S. dollar value of the dividend, based upon the spot rate of exchange in effect on the date of the distribution. U.S. holders will have a tax basis in NIS for U.S. federal income tax purposes equal to that U.S. dollar value. Any subsequent gain or loss resulting from exchange rate fluctuations between the day the dividend was included in the income of U.S. holders and the day the NIS are converted into U.S. dollars or are otherwise disposed of, will generally be taxable as ordinary income, gain or loss from U.S. sources.

U.S. holders may elect to claim as a foreign tax credit against their U.S. federal income tax liability the Israeli income tax withheld from dividends received on the ordinary shares. However, the Code provides limitations on the amount of foreign tax credits that a U.S. holder may claim. U.S. holders that do not elect to claim a foreign tax credit may instead claim a deduction for Israeli income tax withheld. The rules relating to foreign tax credits are complex (and may also be impacted by the tax treaty between the United States and Israel), and you should consult your tax advisor to determine whether and if you would be entitled to this credit.

Sale or Exchange of the Ordinary Shares

Upon the sale or exchange of the ordinary shares (subject to the PFIC rules discussed below), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the U.S. holder’s tax basis in the ordinary shares. The gain or loss recognized on the sale or exchange of the ordinary shares generally will be long-term capital gain or loss if the U.S. holder’s holding period of the ordinary shares is more than one year at the time of the disposition. Long-term capital gains are currently taxable at a maximum rate of 20% for taxable years beginning after December 31, 2012.  The deductibility of capital losses on the sale, exchange or other disposition of ordinary shares is subject to limitations.

With respect to taxable years beginning after December 31, 2012, certain non-corporate U.S. holders will be subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include dividends on, or capital gains recognized from the disposition of, our ordinary shares.  U.S. holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax on their investment in our ordinary shares.

Passive Foreign Investment Company Status

For U.S. federal income tax purposes, we will be classified as a passive foreign investment company, or PFIC, for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of our total assets (determined on a quarterly basis) for the taxable year produce or are held for the production of passive income.  For this purpose, cash is considered to be an asset which produces passive income.  Passive income includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of certain assets which produce passive income.

Based on our income, assets, activities and market capitalization, we do not believe that we were a PFIC for 2012.  However, there can be no assurances that the IRS will not challenge this conclusion, therefore there is a risk that we could be a PFIC in 2012 or in prior years, and there is also a risk that we could be a PFIC in 2013 and subsequent years.  If we are not a PFIC for 2013, U.S. holders who acquired our ordinary shares in 2013 will not be subject to the PFIC rules described below (regardless of whether we were a PFIC in any prior year) unless we are classified as a PFIC in future years.  The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of our future income, assets, activities and market capitalization, including fluctuations in the price of our ordinary shares, which are relevant to this determination.

If we are or become a PFIC, a U.S. holder of our ordinary shares could be subject to increased tax liability upon the sale or other disposition (including gain deemed recognized if the ordinary shares are used as security for a loan) of its ordinary shares or upon the receipt of distributions that are treated as “excess distributions,” which could result in a reduction in the after-tax return to such U.S. holder.  In general, an excess distribution is the amount of distributions received during a taxable year that exceed 125% of the average amount of distributions received by a U.S. holder in respect of the ordinary shares during the preceding three taxable years, or if shorter, during the U.S. holder’s holding period prior to the taxable year of the distribution.  Under these rules, the distribution that are excess distributions and any gain on the disposition of ordinary shares would be allocated ratably over the U.S. holder’s holding period for the ordinary shares.  The amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income.  The amount allocated to each of the other taxable years would be subject to tax at the highest marginal rate in effect for the applicable class of taxpayer for that taxable year, and an interest charge for the deemed deferral benefit would be imposed on the resulting tax allocated to such other taxable years.  The tax liability with respect to the amount allocated to taxable years prior to the year of the disposition or distribution cannot be offset by net operating losses.  In addition, holders of stock in a PFIC may not receive a “step-up” in basis on shares acquired from a decedent.  Furthermore, if we are a PFIC, each U.S. holder will generally be required to file an annual report with the IRS.

As an alternative to the tax treatment described above, a U.S. holder could elect to treat us as a “qualified electing fund” (“QEF”), in which case the U.S. holder would be required to include in income, for each taxable year that we are a PFIC, its pro rata share of our ordinary earnings as ordinary income and its pro rata share of our net capital gains as capital gain, subject to a separate election to defer payment of taxes where such deferral is subject to an interest charge. We will supply U.S. holders that make a request in writing with the information needed to report income and gain under a QEF election if we are a PFIC. Any income inclusion will be required whether or not such U.S. holder owns our ordinary shares for an entire taxable year or at the end of our taxable year.  The amount so includible will be determined without regard to our prior year losses or the amount of cash distributions, if any, received from us.  Special rules apply if a U.S. holder makes a QEF election after the first year in its holding period in which we are a PFIC. A U.S. holder’s basis in its ordinary shares will increase by any amount included in income and decrease by any amounts not included in income when distributed because such amounts were previously taxed under the QEF rules.  So long as a U.S. holder’s QEF election is in effect beginning with the first taxable year in its holding period in which we were a PFIC, any gain or loss realized by such holder on the disposition of its ordinary shares held as a capital asset ordinarily would be capital gain or loss.  Such capital gain or loss ordinarily would be long-term if such U.S. holder had held such ordinary shares for more than one year at the time of the disposition.  The QEF election is made on a shareholder-by-shareholder basis, applies to all ordinary shares held or subsequently acquired by an electing U.S. holder and can be revoked only with the consent of the IRS.

As an alternative to making a QEF election, a U.S. holder of PFIC stock which is “marketable stock” (e.g., “regularly traded” on the Nasdaq Global Select Market) may in certain circumstances avoid certain of the tax consequences generally applicable to holders of stock in a PFIC by electing to mark the stock to market as of the beginning of such U.S. holder’s holding period for the ordinary shares.  As a result of such election, in any taxable year that we are a PFIC, a U.S. holder would generally be required to report gain or loss to the extent of the difference between the fair market value of the ordinary shares at the end of the taxable year and such U.S. holder’s tax basis in its ordinary shares at that time.  Any gain under this computation, and any gain on an actual disposition of the ordinary shares in a year in which we are a PFIC, would be treated as ordinary income.  Any loss under this computation, and any loss on an actual disposition of the ordinary shares in a year in which we are a PFIC, generally would be treated as ordinary loss to the extent of the cumulative net-mark-to-market gain previously included.  Any remaining loss from marking ordinary shares to market will not be allowed, and any remaining loss from an actual disposition of ordinary shares generally would be capital loss.  A U.S. holder’s tax basis in its ordinary shares is adjusted annually for any gain or loss recognized under the mark-to-market election.  There can be no assurances that there will be sufficient trading volume with respect to the ordinary shares for the ordinary shares to be considered “regularly traded” or that our ordinary shares will continue to trade on the Nasdaq Global Select Market.  Accordingly, there are no assurances that the ordinary shares will be marketable stock for these purposes.  As with a QEF election, a mark-to-market election is made on a shareholder-by-shareholder basis, applies to all ordinary shares held or subsequently acquired by an electing U.S. holder and can only be revoked with consent of the IRS (except to the extent the ordinary shares no longer constitute “marketable stock”).

        The U.S. federal income tax consequences to a U.S. holder if we were to be classified as a PFIC in 2013 or any future taxable year are complex.  A U.S. holder should consult with his or her own advisor with regard to those consequences, as well as with regard to whether he or she should make either of the elections described above.

Information Reporting and Backup Withholding

         U.S. holders generally are subject to information reporting requirements with respect to dividends on, or proceeds from the disposition of, our ordinary shares.  In addition, a U.S. holder may be subject, under certain circumstances, to backup withholding at a rate of up to 28% with respect to dividends paid on, or proceeds from the disposition of, our ordinary shares unless the U.S. holder provides proof of an applicable exemption or correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules.  A U.S. holder of our ordinary shares who provides an incorrect taxpayer identification number may be subject to penalties imposed by the IRS.  Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. Needham & Company, LLC is acting as representative of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Ordinary Shares
Needham & Company, LLC
Oppenheimer & Co. Inc.
Total:
Oppenheimer & Co. Inc
The underwriting agreement provides that the underwriters are obligated to purchase all the ordinary shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

We have granted an option to the underwriters to purchase up to            additional shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus. This option is exercisable during the 30-day period after the date of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If this option is exercised, each of the underwriters will purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by that underwriter, as shown in the table above, bears to the total shown.

The representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $      per share. After the offering to the public, the offering price and other selling terms may be changed by the representative.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per Share	No Exercise	Full Exercise
Paid by us	$

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $           , which includes approximately $           that we have agreed to reimburse the underwriters for out-of-pocket expenses incurred by them in connection with this offering.

In no event will the total amount of compensation paid to any member of the Financial Industry Regulatory Authority, Inc. upon completion of this offering exceed 8.0% of the maximum gross proceeds of the offering.

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus without the prior written consent of Needham & Company, LLC. This agreement does not apply to any existing employee benefit plans. Our directors, executive officers and certain stockholders have agreed not to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 90 days after the date of this prospectus without the prior written consent of Needham & Company, LLC. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Needham & Company, LLC waives, in writing, such an extension.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

           The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

           Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

           These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market, or otherwise.

           In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•
net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

           The underwriters and their affiliates have either provided, or may in the future provide, various investment banking and other financial services for us, for which they either have received, or may receive in the future, customary fees.

United Kingdom

The document is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(l)(e) of the European Prospectus Directive that are also (i) investment professionals falling within Articles 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a relevant person). This document and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 1968, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. To the extent that the offer of the ordinary shares is made in the State of Israel, the offer is only addressed to persons who qualify as one of the types of investors listed in the First Addendum to the Israeli Securities Law, or the Addendum which include joint investment in trust funds, provident funds, insurance companies, banks (purchasing for their own account or for the accounts of their clients who are investors listed in the Addendum), portfolio managers (purchasing for their own account or for the accounts of their clients who are investors listed in the Addendum), investment advisors (purchasing for their own account), members of the Tel Aviv Stock Exchange (purchasing for their own account or for the accounts of their clients who are investors listed in the Addendum), underwriters (purchasing for their own account), venture capital funds, corporate entities wholly owned by investors listed in the Addendum, entities with equity in excess of NIS 50 million and “qualified individuals” (purchasing for their own account), each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they fall within the scope of the Addendum, before making any purchase of shares in this offering.

European Economic Area

   In relation to each Member State of the European Economic Area which has implemented the European Prospectus Directive (each, a “Relevant Member State”),  an offer of our shares may not be made to the public in a Relevant Member State other than:

•	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or

•	in any other circumstances falling within Article 3(2) of the European Prospectus Directive,

         provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

 For the purposes of this provision, the expression an “offer to the public’’ in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied  in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive’’ means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than Needham & Company, LLC, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

LEGAL MATTERS

Certain matters of United States federal securities law relating to this offering will be passed upon for us by Kramer Levin Naftalis & Frankel LLP and certain matters of Israeli law relating to this offering will be passed upon for us by Shibolet & Co., Tel Aviv, Israel. Certain matters of United States federal securities law relating to this offering will be passed upon for the underwriters by Proskauer Rose LLP. The validity of the securities offered in this prospectus will be passed upon for us by Shibolet & Co., Tel Aviv, Israel. Certain matters of Israeli law relating to this offering will be passed upon for the underwriters by Meitar Liquornik Geva Leshem Tal Law Offices.
.
EXPERTS

The consolidated financial statements of Ceragon Networks Ltd. incorporated by reference in this prospectus by reference to Ceragon Networks Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2012 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report therein, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed a registration statement on Form F-3 with the SEC in connection with this offering. In addition, we file reports with, and furnish information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. In addition, the SEC maintains a web site that contains reports and other information regarding issuers that file electronically with the SEC. You may access the SEC's website at http://www.sec.gov.  These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services

We also maintain a website that contains additional information about us at www.ceragon.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we incorporate by reference.

This prospectus supplement is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

•	Our Annual Report on Form 20-F for the year ended December 31, 2012; and

•	Our Report on Form 6-K furnished on November 19, 2013.

All subsequent annual reports filed by our company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus supplement and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of these filings, at no cost, upon written or oral request to us at: Ceragon Networks, Inc., 10 Forest Avenue, Paramus, New Jersey 07652, (201) 845-6955.

A copy of this prospectus supplement and the accompanying prospectus, our amended and restated articles of association, are available for inspection at our offices at Ceragon Networks, Inc., 10 Forest Avenue, Paramus, New Jersey 07652, (201) 845-6955, and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

Prospectus

$150,000,000
Ordinary Shares
Rights
Warrants
Debt Securities
Units

We may offer and sell from time to time in one or more offerings our ordinary shares, rights, warrants, debt securities and units having an aggregate offering price up to $150,000,000.

Each time we sell securities pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering and the securities offered.  Any prospectus supplement may also add, update or change information contained in the prospectus.  You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in any securities.  This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Our ordinary shares are traded on the Nasdaq Global Select Market, or Nasdaq, and on the Tel Aviv Stock Exchange under the symbol “CRNT”.  The closing sale price of our ordinary shares on the Nasdaq Global Select Market and on the Tel Aviv Stock Exchange on August 13, 2012, was $7.35 and $7.37 per share, respectively.  The currency in which our stock is traded on the Tel Aviv Stock Exchange is the New Israeli Shekel.  The dollar amounts represent a conversion from New Israeli Shekels to dollar amounts in accordance with the dollar - New Israeli Shekel conversion rate as of the date of trade.

Investing in our securities involves a high degree of risk.  Risks associated with an investment in our securities will be described in the applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 2.

The securities may be sold directly by us to investors, through agents designated from time to time, to or through underwriters or dealers, or through a combination of such methods.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.  The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September 19, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process.  Under this shelf registration process, we may offer from time to time up to $150,000,000 in the aggregate of our ordinary shares, rights, warrants, debt securities or units, or combinations thereof, in one or more offerings.  We will refer to our ordinary shares, rights, warrants, debt securities and units collectively as the “securities” throughout this prospectus.

Each time we sell securities, we will provide you with a prospectus supplement that will describe the securities, the specific amounts, prices and terms of such offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information and Incorporation by Reference.”

This prospectus does not contain all of the information provided in the registration statement that we filed with the Commission.  For further information about us or our securities, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information and Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT CERAGON NETWORKS LTD.

Overview

Ceragon Networks Ltd., or Ceragon, is a leading provider of high capacity wireless backhaul solutions. Ceragon provides solutions that enable cellular operators and other wireless service providers to deliver voice and data services, enabling smart-phone applications such as Internet browsing, music and video applications.  Ceragon’s wireless backhaul solutions use microwave technology to transfer large amounts of telecommunication traffic between base stations and the core of the service provider’s network.   Designed to enable risk-free migration from legacy to next-generation backhaul networks, Ceragon’s solutions provide fiber-like connectivity for  next generation Ethernet/Internet Protocol, or IP-based, networks; for circuit-switched, or SONET/SDH, networks and for hybrid networks that combine IP and circuit-switching. Ceragon’s solutions support all wireless access technologies, including GSM, W-CDMA, CDMA, EV-DO, HSPA, LTE and WiMAX.   These solutions allow wireless service providers to cost-effectively and seamlessly evolve their network from circuit-switched and hybrid concepts to all IP thereby meeting the increasing demands by the growing numbers of subscribers and the increasing demand for mobile data services. Ceragon’s systems also serve evolving network architectures including all-IP long haul, heterogeneous networks, small-cell applications and more.

Ceragon also provides solutions to businesses and public institutions that operate their own private communications networks. Ceragon’s solutions are deployed by more than 430 service providers of all sizes, as well as in hundreds of private networks, in more than 130 countries.

The rapid growth in demand for high capacity backhaul solutions has been driven by global subscriber growth, particularly in emerging markets, new wireless network build-outs in developing countries and strong consumer demand for mobile data services in developed countries. These trends have significantly increased the amount of traffic that must be accommodated by wireless service providers’ backhaul infrastructure. As a result, existing backhaul capacity is heavily strained, creating a bottleneck that hinders service delivery and quality. Service providers are increasingly meeting their backhaul needs by deploying high capacity point-to-point wireless links. These providers are also beginning to upgrade their communications infrastructure to IP-based networks that have significantly greater capacity to accommodate high bandwidth premium data services. The deployment of these IP-based networks requires additional investment in high capacity backhaul solutions. In addition, as some wireless service providers upgrade their infrastructure from circuit-switched to IP-based networks, they require hybrid backhaul solutions which accommodate both types of transmission architectures.

Ceragon provides a broad portfolio of innovative, field-proven, high capacity wireless backhaul solutions for wireless service providers. These solutions are designed to enable wireless service providers to deliver voice and premium data services, eliminate the backhaul capacity bottleneck, significantly reduce backhaul costs and transition to next generation IP-based networks.

Short-haul and Long-haul Applications

Today’s wireless base stations handle many different technologies such as cell phones, tablets and PCs. Voice and data traffic generated by these high-end devices are then gathered and transmitted via the backhaul network to the radio frequency (RF), or wireless, network. Wireless backhaul offers network operators a cost-efficient alternative to wire-line (copper/fiber) applications. Support for high capacities mean that all value-added services can be supported, while the high reliability of wireless systems provide for lower maintenance costs. Because they require no trenching, wireless links can also be set up much faster and at a fraction of the cost of wire-line solutions. This translates to lower total cost of ownership and faster time to market, as well as new revenue streams, for the operator.

The wireless backhaul space is segmented into short-haul and long-haul applications. Short-haul, devices typically have a capacity of up to 1 Gbps per link channel and are used to carry voice and data services over distances of between several hundred feet and 10 miles. Short-haul links are deployed in access backhaul applications, connecting the individual base-stations and cellular towers to the core network. Short-haul solutions are also used in a range of non-carrier “vertical” applications such as broadcast, state and local government and education; Long-haul links, with a capacity of up to 2 Gbps, make up the “highways” in the telecommunication backbone network. These links are used to carry services at distances of 10 to50 miles, and, using the right planning, configuration and equipment, can also bridge distances of 100 miles or even longer.

Ceragon has more than once been the first to introduce new products and features to the market, including the first solution for wireless transmission of 155 Mbps at 38 GHz, the first native IP wireless transmission offering. More recently, Ceragon introduced a variety of technological enhancements including the first hitless/errorless 8-step Adaptive Coding and Modulation (ACM) technology (2007); first native Ethernet multichannel LH radio with ACM (2010); unique asymmetric transfer mode and multi-layer compression (2011); and 1024QAM Long-Haul IP radio with 9 step ACM (2012).

Corporate Information

Ceragon was incorporated under the laws of the State of Israel on July 23, 1996 as Giganet Ltd. and it changed its name to Ceragon Networks Ltd. on September 6, 2000. Ceragon’s registered office is located at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel and the telephone number is 011-972-3-543-1000. Ceragon’s U.S. subsidiary and North American headquarters, Ceragon Networks, Inc., is located at 10 Forest Avenue, Suite 120, Paramus, New Jersey 07652 and the telephone number is (201) 845-6955. Ceragon’s Internet address is www.ceragon.com. Information at this Internet address is not part of this prospectus.

For a full and comprehensive description of our business, markets and product lines, see our most recent Annual Report on Form 20-F, and any updates in our Reports on Form 6-K.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference or disclosed herein, no reportable material changes have occurred since December 31, 2011.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.  The risks so described are not the only risks facing our company.  Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.  Our business, financial condition and results of operations could be materially adversely affected by any of these risks.  The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995.  Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements.  Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters.  You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words.  All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement.  Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the Commission, all of which you should review carefully.  Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $150,000,000.  The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see "Plan of Distribution" below).

PRICE RANGE OF OUR SHARES

The following table lists the high and low market prices for our ordinary shares, for the periods indicated, on Nasdaq.  Our ordinary shares have been listed on the Nasdaq Global Market since August 4, 2000 and on the Tel Aviv Stock Exchange since September 12, 2004, both under the symbol “CRNT.”  In December 2010, we were notified that the Nasdaq Listing Qualification determined that we were eligible for inclusion in the Nasdaq Global Select Market, which became effective January 3, 2011.

Calendar Period	Price Per Share
	In US$
Annual	High	Low
2007	21.74	5.11
2008	11.39	4.69
2009	11.74	4.18
2010	13.18	6.92
2011	14.24	7.25
Fiscal Quarters
2010
First Quarter	13.00	10.92
Second Quarter	11.01	6.92
Third Quarter	10.01	7.21
Fourth Quarter	13.18	9.51
2011
First Quarter	14.24	10.69
Second Quarter	12.63	10.23
Third Quarter	13.72	9.54
Fourth Quarter	10.73	7.25
2012
First Quarter	9.69	7.68
Second Quarter	9.76	8.14
Third Quarter (through August 13, 2012)	9.36	7.30
Most Recent Six Months
February	9.42	8.14
March	9.69	8.57
April	9.76	8.72
May	9.71	8.20
June	9.07	8.14
July	9.23	7.71

On August 13, 2012, the closing price of our ordinary shares on the Nasdaq Global Select Market was $7.35.

The following table lists the high and low market prices for our ordinary shares, for the periods indicated, on the Tel-Aviv Stock Exchange:

Calendar Period	Price Per Share
	In US$*
Annual	High	Low
2007	20.11	5.23
2008	11.20	4.52
2009	11.54	4.27
2010	13.12	6.87
2011	14.19	7.26
Fiscal Quarters
2010
First Quarter	12.81	11.14
Second Quarter	11.07	6.87
Third Quarter	9.95	7.23
Fourth Quarter	13.12	9.37
2011
First Quarter	14.19	10.72
Second Quarter	12.64	10.04
Third Quarter	13.63	9.22
Fourth Quarter	10.91	7.26
2012
First Quarter	9.73	7.73
Second Quarter	9.73	8.28
Third Quarter (through August 13, 2012)	8.63	7.37
Most Recent Six Months
February	9.27	8.28
March	9.73	8.71
April	9.73	9.20
May	9.53	8.29
June	9.00	8.28
July	8.51	7.69

On August 13, 2012, the closing price of our ordinary shares on the Tel-Aviv Stock Exchange was *$7.37.

* The currency in which our stock is traded on the Tel Aviv Stock Exchange is the New Israeli Shekel.  The above dollar amounts represent a conversion from New Israeli Shekels to dollar amounts in accordance with the dollar - New Israeli Shekel conversion rate as of the relevant date of trade.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale of our securities pursuant to this prospectus.  Unless otherwise indicated in any accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered pursuant to this prospectus for general corporate purposes and working capital requirements.  Pending use of the proceeds, we intend to invest the proceeds in portfolios of investment grade corporate and government securities.

DESCRIPTION OF ORDINARY SHARES

Our registered share capital consists of NIS 600,000, divided into 60,000,000 ordinary shares of a nominal value of NIS 0.01 each. Holders of ordinary shares have one vote per share, and are entitled to participate equally in the payment of dividends and share distributions and, in the event of our liquidation, in the distribution of assets after satisfaction of liabilities to creditors. No preferred shares are currently authorized. We may, from time to time, by a shareholders’ resolution, provide for shares with such preferred or deferred rights or rights of redemption or other special rights or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

All outstanding ordinary shares are validly issued and fully paid.

Transfer of Shares

Share certificates are issued under our corporate seal or stamp and bear the signatures of two directors, or of any other person or persons authorized by the board of directors.

No transfer of shares may be registered unless a proper instrument of transfer (in form and substance satisfactory to the board of directors) has been submitted to us or our agent, together with any share certificates and such other evidence of title as the board of directors may reasonably require.  Until the transferee has been registered in the Register of Members in respect of the shares so transferred, we may continue to regard the transferor as the owner thereof.  The board of directors, may, from time to time, prescribe a fee for the registration of a transfer.

Limitations on the Rights to Own Securities

 The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except that nationals of countries which are, or have been, in a state of war with the State of Israel, may not be recognized as owners of our shares.

Voting Rights

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Under the Israeli Companies Law, or the Companies Law, unless otherwise provided in the Articles of Association or by applicable law, all resolutions of the shareholders require a simple majority vote. Our Articles of Association provide that, except with respect to matters which require the approval of a special majority under the Companies Law, all decisions may be made by a simple majority of the voting power represented at the meeting, in person or by proxy, and voting thereon.

As a result, the holders of ordinary shares that represent more than 50% of the voting power represented at a shareholders meeting have the power to elect all of our directors, except the external directors whose election requires a special majority in accordance with the provisions of the Companies Law.

Our directors (other than the external directors) are divided into two classes: Class I and Class II.  Each director (other than the external directors), when and however elected, shall be designated as a member of a certain class of directors.

Annual and Extraordinary General Meetings

An annual general meeting of shareholders shall be held once in every calendar year at such time (within a period of not more than 15 months after the last preceding annual general meeting) and at such place either within or without the State of Israel as may be determined by the board of directors. The board of directors may, whenever it thinks fit, convene an extraordinary general meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with certain provisions of the Companies Law. Not less than 21 days' prior notice, or 35 days' prior notice to the extent required under the Companies Regulations (Publication of Notice of General Meeting and Class Meeting in a Public Company) – 2000 ("Notice Regulations"), shall be given of every general meeting, which notice must be publicized in any manner permitted under the Notice Regulations.  Each such notice shall specify the place and the time of the meeting and the general nature of each item to be acted upon thereat, as well as any other information required by the Companies Law or any regulations promulgated thereunder.  Notwithstanding– the Notice Regulations, under our Articles of Association, we are not required to deliver said notice to each of our shareholders, so that publication is our only required method of shareholder notification. Therefore, the non receipt of notice by one of the shareholders shall not invalidate the proceedings at any meeting.

According to our Articles of Association, two or more members present in person or by proxy and holding shares conferring in the aggregate one-third of our voting power, shall constitute a quorum at general meetings of shareholders. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week, at the same time and place, or to such day and at such time and place as the chairman of the meeting may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. At the adjourned meeting, the required quorum consists of any two shareholders present in person or by proxy.

Approval of Certain Transactions with Related Party

The Companies Law requires the approval of the audit committee, thereafter, the approval of the board of directors and in certain cases - the approval of the shareholders, in order to effect specified actions and extraordinary transactions such as the following:

•	transactions with office holders and transactions with third parties where an office holder has a personal interest in the transaction;

•	employment terms of office holders who are not directors, and employment terms of directors (and terms of engagement with a director in other roles); and

•
extraordinary transactions with controlling parties, and extraordinary transactions with a third party where a controlling party has a personal interest in the transaction, or any transaction with the controlling shareholder or a relative of a controlling party regarding terms of service provided directly or indirectly (including through a company controlled by the controlling shareholder) and terms of employment (for a controlling shareholder who is not an office holder). A “relative” is defined in the Companies Law as spouse, sibling, parent, grandparent, descendant, spouse’s descendant, sibling or parent and the spouse of any of the foregoing.

These extraordinary transactions require the approval of the audit committee, the board of directors and the majority of the voting power of the shareholders present and voting at the general meeting of the company (not including abstentions), provided that either:

•	the majority of the shares of shareholders who have no personal interest in the transaction and who are present and voting, vote in favor; or

•	shareholders who have no personal interest in the transaction who vote against the transaction do not represent more than two percent of the aggregate voting rights in the company.
Any shareholder participating in the vote on approval of an extraordinary transaction with a controlling party must inform the company prior to the voting whether or not he or she has a personal interest in the approval of the transaction, and if he or she fails to do so, his or her vote will be disregarded.

Further, transactions with a controlling party or a relative of a controlling party concerning terms of service or employment need to be re-approved once every three years.

In accordance with regulations promulgated under the Companies Law, certain defined types of extraordinary transactions between a public company and its controlling parties are exempt from the shareholder approval requirements.  However, such exemptions will not apply if one or more shareholders holding at least 1% of the issued and outstanding shares or voting rights, objects to the use of these exemptions in writing not later than 14 days from the date the company notifies the shareholders of the proposed adoption of such resolution approving the transaction.

In addition, the approval of the audit committee,  followed by the approval of the board of directors and the shareholders,  is required to effect a private placement of securities, in which either (i) 20% or more of the company’s outstanding share capital prior to the placement is offered, and the payment for which (in whole or in part) is not in cash, in tradable securities registered in a stock exchange or on market terms, and which will result in an increase of the holdings of a shareholder that holds 5% or more of the company’s outstanding share capital or voting rights or will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding share capital or voting rights or (ii) a person will become a controlling shareholder of the company.

An “office holder” is defined in the Companies Law to include a director, the chief executive officer, the chief business manager, a vice general manager, deputy general manager and any officer that reports directly to the chief executive officer or any other person fulfilling any of the foregoing positions (even if such person's title is different).

A “controlling party” is defined in the Israeli Securities Law of 5728-1968 and in the Companies Law for purposes of the provisions governing related party transactions as a person with the ability to direct the actions of a company, or a person who holds 25% or more of the voting power in a public company if no other shareholder owns more than 50% of the voting power in the company, but excluding a person whose power derives solely from his or her position as a director of the company or any other position with the company, provided that two or more persons holding voting rights in the company, who each have a personal interest in the approval of the same transaction, shall be deemed to be one holder.

Audit committee approval is also required (and thereafter, the approval of the board of directors and in certain cases the shareholders) to approve the grant of an exemption from the responsibility for a breach of the duty of care towards the company, or for the provision of insurance or an undertaking to indemnify any office holder of the company;

Fiduciary Duties

The Companies Law codifies the fiduciary duties that office holders, including directors and executive officers, owe to a company. An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty includes avoiding any conflict of interest between the office holder's position in the company and his personal affairs, avoiding any competition with the company, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself or others, and revealing to the company any information or documents relating to the company's affairs which the office holder has received due to his position as an office holder.

A company may approve an action by an office holder from which the office holder would otherwise have to refrain due to a violation of the office holder’s duty of loyalty if: (i) the office holder acts in good faith and the act or its approval does not cause harm to the company, and (ii) the office holder discloses the nature of his or her interest in the transaction to the company a reasonable time before the company’s approval.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an office holder of a company promptly disclose any personal interest that he or she may have and all related material information and documents known to him or her relating to any existing or proposed transaction by the company. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by the office holder's spouse, siblings, parents, grandparents, descendants, spouse’s siblings, parents and descendants and the spouses of any of these people, or any corporation in which the office holder is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager. An extraordinary transaction is defined as a transaction other than in the ordinary course of business; otherwise than on market terms; or that is likely to have a material impact on the company’s profitability, assets or liabilities.

In the case of a transaction which is not an extraordinary transaction, after the office holder complies with the above disclosure requirements, only board approval is required unless the articles of association of the company provide otherwise. The transaction must not be adverse to the company's interest.  Furthermore, if the transaction is an extraordinary transaction, then, in addition to any approval stipulated by the articles of association, it also must be approved by the company's audit committee and then by the board of directors, and, under certain circumstances, by a meeting of the shareholders of the company. A director who has a personal interest in a transaction, may be present if a majority of the members of the board of directors or the audit committee, as the case may be, has a personal interest. If a majority of the board of directors has a personal interest, then shareholders’ approval is also required.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting in a general meeting of shareholders on any amendment to the articles of association, an increase of the company's authorized share capital, a merger or approval of interested party transactions which require shareholder approval.

In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholders vote and any shareholder who, pursuant to the provisions of a company's articles of association, has the power to appoint or prevent the appointment of an office holder in the company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty but provides that a breach of this duty is tantamount to a breach of fiduciary duty of an office holder of the company.

 Dividends and Liquidation Rights

Dividends may be paid only out of accumulated retained earnings, as defined in the Companies Law, as of the end of the most recent fiscal period or as accrued over a period of two years, whichever is higher, and out of surplus derived from net profit and other surplus that is neither share capital nor premium, all as determined under the Companies Law (the “Profit Test”), in each case provided that there is no reasonable concern that payment of the dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due (the “Redemption Ability Test”). Notwithstanding the foregoing, dividends may be paid with the approval of a court even if the Profit Test is not met, provided that there is no reasonable concern that payment of the dividend will prevent the company from satisfying the Redemption Ability Test.

Subject to the above-mentioned limitations, we may declare a dividend to be paid in cash, assets, shares or debentures, to the shareholders of our ordinary shares according to their rights and interests in our profits. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the shareholders of our ordinary shares in proportion to the nominal value of their shareholdings. This right may be affected by the grant of preferential dividend or distribution rights to the shareholders of a class of shares with preferential rights that may be authorized in the future. Pursuant to Israel's securities laws, a company registering its shares for trade on the Tel Aviv Stock Exchange may not have more than one class of shares for a period of one year following registration, after which it is permitted to issue preference shares. Under the Companies Law, the declaration of a dividend does not require the approval of the shareholders of the company, unless the company's Articles of Association require otherwise. Our Articles of Association provide that the board of directors may declare and distribute dividends without the need for any further approval.

We have never declared or paid any dividend on our ordinary shares and we do not anticipate paying any dividends on our ordinary shares in the future, except for the share dividend that was paid as a result of a 250-for-1 share recapitalization that took place immediately prior to our initial public offering. We currently intend to retain all future earnings to finance our operations and to expand our business. In connection with our bank agreements, we undertook not to distribute dividends (unless certain terms are met) without the lending bank’s prior written consent.

Mergers and Acquisitions under Israeli Law

In general, a merger of an Israeli company requires the approval of the holders of a majority of 75% of the voting power represented at the annual or extraordinary general meeting in person or by proxy or by a written ballot, as shall be permitted, and voting thereon in accordance with the provisions of the Companies Law. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

The Companies Law also provides that, an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of a "control block" (i.e., shares conferring 25% or more of the voting rights at a general meeting of shareholders),  or if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting power in the company, unless there is already a holder of a "control block" , or  a holder of 45% or more of the voting power in the company, respectively. These requirements do not apply if, the acquisition (1) was made in a private placement that received shareholder approval (including approval of the purchaser becoming a holder of a "control block", or 45% or more, of the voting power in the company, unless there is already a holder of a "control block" or 45% or more, respectively, of the voting power in the company), (2) was from a holder of a "control block" in the company and resulted in the acquirer becoming a holder of a "control block" or (3) was from a holder of 45% or more of the voting power in the company and resulted in the acquirer becoming a holder of 45% or more of the voting power in the company. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company's outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer may be consummated only if (i) at least 5% of the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If as a result of an acquisition of shares, the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If as a result of such full tender offer the acquirer would own more than 95% of the outstanding shares, then all the shares that the acquirer offered to purchase will be transferred to it. The law provides for appraisal rights if any shareholder files a request in court within six months following the consummation of a full tender offer, but the acquirer will be entitled to stipulate that tendering shareholders forfeit their appraisal rights. If as a result of a full tender offer the acquirer would own 95% or less of the outstanding shares, then the acquirer may not acquire shares that will cause his shareholding to exceed 90% of the outstanding shares.

Israel tax law treats share-for-share acquisitions between an Israeli company and another company less favorably than does U.S. tax law. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his or her ordinary shares for shares in another corporation to taxation prior to the sale of the shares received for such share-for-share swap.

DESCRIPTION OF RIGHTS

General

We may issue rights to purchase any of our securities or any combination thereof.  Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights.  In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering.  We may also appoint a rights agent that may act solely as our agent in connection with the rights that are sold.  Any such agent will not assume any obligation or relationship of agency or trust with any of the holders of the rights.  In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

•	the title of such rights;

•	the securities for which such rights are exercisable;

•	the exercise price for such rights;

•	the number of such rights issued with respect to each ordinary share;

•	the extent to which such rights are transferable;

•	if applicable, a discussion of the material income tax considerations applicable to the issuance or exercise of such rights;

•	the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement, or any agency agreement, that we may enter into in connection with the rights offering; and

•	any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

Each right will entitle the holder of the right to purchase for cash such securities or any combination thereof at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby.  Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement.  After the close of business on the expiration date, all unexercised rights will become void.

Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby.  Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise.  We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our securities.  We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities.  Any series of warrants may be issued under a separate warrant agreement, which may be entered into between us and a warrant agent specified in a prospectus supplement.  Any such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants.  We will set forth further terms of the warrants and any applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

•      the title of the warrants;

•      the aggregate number of the warrants;

•      the number and type of securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

•      the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which, and form of consideration for which, each security purchasable upon exercise of the warrants may be purchased;

•      the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•      the minimum or maximum amount of the warrants which may be exercised at any one time;

•      any circumstances that will cause the warrants to be deemed to be automatically exercised; and

•      any other material terms of the warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture with the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939. We have filed a form of the indenture as an exhibit to the registration statement of which this prospectus is a part.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the Commission.
The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	the currency of the debt securities;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special Israeli or United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

If any series of the debt securities offered are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

•     the redemption prices (or method of calculating the same);

•     the redemption period (or method of determining the same);

•     whether such debt securities are redeemable in whole or in part at our option; and

•     any other provisions affecting the redemption of such debt securities.

If any series of the debt securities offered are convertible into or exchangeable for shares of our ordinary shares or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

•     the conversion price or exchange ratio (or method of calculating the same);

•     the conversion or exchange period (or method of determining the same);

•     whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

•     the events requiring an adjustment of the conversion price or the exchange ratio; and

•     any other provisions affecting conversion or exchange of such debt securities.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax and Israeli tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of our ordinary shares, rights, warrants or debt securities or any combination of such securities.  The applicable prospectus supplement will describe:

•      the terms of the units and of the ordinary shares, rights, warrants and/or debt securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•      a description of the terms of any unit agreement governing the units or any arrangement with an agent that may act on our behalf in connection with the unit offering; and

•      a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the offered securities on a negotiated or competitive bid basis to or through underwriters or dealers.  We may also sell the securities directly to institutional investors or other purchasers or through agents.  We will identify any underwriter, dealer, or agent involved in the offer and sale of the securities, and any applicable commissions, discounts and other terms constituting compensation to such underwriters, dealers or agents, in a prospectus supplement.

We may distribute our securities from time to time in one or more transactions:

•      at a fixed price or prices, which may be changed;

•      at market prices prevailing at the time of sale;

•      at prices related to such prevailing market prices; or

•      at negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of our securities offered by the prospectus supplement.

If underwriters are used in the sale of our securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless stated otherwise in a prospectus supplement, the obligation of any underwriters to purchase our securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased.  If a dealer is used in a sale, we may sell our securities to the dealer as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.  In effecting sales, dealers engaged by us may arrange for other dealers to participate in the resales.

We or our agents may solicit offers to purchase securities from time to time.  Unless stated otherwise in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.  In addition, we may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with such transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement.  If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us or others to close out any related short positions.  We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in the event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.  The third party in such transactions will be an underwriter and will be identified in the applicable prospectus supplement or a in a post-effective amendment.

In connection with the sale of our securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents.  Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be “underwriters” as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.  Compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transaction involving our securities.  We will identify any such underwriter or agent, and we will describe any such compensation paid, in the related prospectus supplement.  Maximum compensation to any underwriters, dealers or agents will not exceed any applicable FINRA limitations.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

If stated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specific date in the future.  Institutions with whom such contracts may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval.  Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.  The obligations of any purchase under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject.  The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

If underwriters or dealers are used in the sale, until the distribution of our securities is completed, Commission rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities.  As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities.  Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.  If the underwriters create a short position in the securities in connection with the offering (in other words, if they sell more shares than are set forth on the cover page of the prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing securities in the open market.  The representatives of the underwriters also may elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement.  In addition, the representatives of the underwriters may impose a penalty bid on certain underwriters.  This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of our securities, they may reclaim the amount of the selling concession from the underwriters who sold those securities as part of the offering.  In general, purchases of a security for the purpose of stabilizing or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.  The imposition of a penalty bid might also have the effect of causing the price of the securities to be higher than it would otherwise be.  If commenced, the representatives of the underwriters may discontinue any of the transactions at any time.  These transactions may be effected on any exchange on which our securities are traded, in the over-the-counter market, or otherwise.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act , including registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel.  We estimate these expenses to be approximately $90,000 which at the present time include the following categories of expenses:

SEC registration fee	$17,190
Legal fees and expenses	$30,000
Accounting fees and expenses	$40,000
Miscellaneous expenses	$2,810
Total	$90,000

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus.  Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Shibolet & Co., Tel Aviv, Israel.  Kramer Levin Naftalis & Frankel LLP, New York, New York, is acting as our counsel in connection with United States securities laws.

EXPERTS

The consolidated financial statements of Ceragon Networks Ltd. appearing in Ceragon Networks Ltd.’s Annual Report (Form 20F) for the year ended December 31, 2011, and the effectiveness of Ceragon Netorks Ltd.’s internal control over financial reporting as of December 31, 2011 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing

The audited historical financial statements of Ceragon Networks AS (formerly Nera Networks AS) included as Exhibit A to Ceragon Networks Ltd.’s Current Report on Form 6-K, dated August 15, 2012, have been incorporated in reliance on the report of PricewaterhouseCoopers AS, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make our SEC filings electronically, so that many of those filings are not available on the Commission’s website.  However, since that date, we have been making all required filings with the Commission electronically, and these filings are available over the Internet as described below.

In addition, we are not required to file reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  However, we file with the Commission an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm.  We also furnish reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You can obtain information about the operation of the Commission Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission also maintains a web site that contains information we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov.  You may also access the information we file electronically with the Commission through our website at http://www.ceragon.com.  The information contained on, or linked from our website does not form part of this prospectus.

This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the Securities Act.  As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the Commission.  For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above.  Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete.  If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.  Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with the Commission pursuant to the Exchange Act prior to the termination of the offering.  The documents we incorporate by reference include:

our Annual Report on Form 20-F for the fiscal year ended December 31, 2011; and

our Current Report on Form 6-K, filed with the Securities and Exchange Commission on August 15, 2012.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically update and supersede the information contained in this prospectus.

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to us at Ceragon Networks, Inc., 10 Forest Avenue, Paramus, New Jersey 07652, (201) 845-6955.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon our directors and officers, almost all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments and all of our directors and almost all of our officers are located outside the United States, any judgment obtained in the United States against us or any of them (not residing in the United States) may not be collectible within the United States. It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. final judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, and including a judgment for the payment of compensation or damages in a non-civil matter, provided that:

•	the judgment was given by a court which was, according to the laws of the state of the court, competent to give it;

•	the judgment is executory in the state in which it was given;

•	the judgment is no longer appealable;

•	the judgment was not given by a court that is not competent to do so under the rules of private international law applicable in Israel;

•	there has been due process;

•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court or tribunal at the time the lawsuit is instituted in the U.S. court.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

               Shares

Ordinary Shares

PRELIMINARY  PROSPECTUS SUPPLEMENT

Lead Book-Running Manager Needham & Company	Co-Book Runner OPPENHEIMER & CO.

  November     , 2013